   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1997

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                            ------------------------

                        LASER MORTGAGE MANAGEMENT, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                           51 JOHN F. KENNEDY PARKWAY
                         SHORT HILLS, NEW JERSEY 07078
                                 (973) 912-8770
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           MICHAEL L. SMIRLOCK, PH.D.
                            CHIEF EXECUTIVE OFFICER
                        LASER MORTGAGE MANAGEMENT, INC.
                           51 JOHN F. KENNEDY PARKWAY
                         SHORT HILLS, NEW JERSEY 07078
                                 (973) 912-8770
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             STUART H. COLEMAN, ESQ.                             MALCOLM P. WATTMAN, ESQ.
          STROOCK & STROOCK & LAVAN LLP                       CADWALADER, WICKERSHAM & TAFT
                 180 MAIDEN LANE                                     100 MAIDEN LANE
          NEW YORK, NEW YORK 10038-4982                          NEW YORK, NEW YORK 10038

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM        PROPOSED
             TITLE OF SECURITIES                     AMOUNT TO BE         OFFERING PRICE    MAXIMUM AGGREGATE       AMOUNT OF
               BEING REGISTERED                     REGISTERED(1)        PER SECURITY(2)    OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.001 par value                     17,250,000 shares           $15.00           $258,750,000          $78,410

(1) Includes up to 2,250,000 shares of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                        LASER MORTGAGE MANAGEMENT, INC.
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                    OR REGISTRATION STATEMENT OF INFORMATION
                             REQUIRED BY ITEMS 1-30

           FORM S-11                                                            CAPTION IN PROSPECTUS OR
           ITEM NUMBER AND CAPTION                                                   PAGE REFERENCE
           -----------------------------------------------------  -----------------------------------------------------
1.         Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  FOREPART OF REGISTRATION STATEMENT; OUTSIDE FRONT
                                                                    COVER PAGE OF PROSPECTUS

2.         Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  INSIDE FRONT COVER PAGE OF PROSPECTUS; OUTSIDE BACK
                                                                    COVER PAGE OF PROSPECTUS

3.         Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  PROSPECTUS SUMMARY; RISK FACTORS

4.         Determination of Offering Price......................  OUTSIDE FRONT COVER PAGE OF PROSPECTUS; UNDERWRITING

5.         Dilution.............................................  *

6.         Selling Security Holders.............................  *

7.         Plan of Distribution.................................  OUTSIDE FRONT COVER PAGE OF PROSPECTUS; UNDERWRITING

8.         Use of Proceeds......................................  PROSPECTUS SUMMARY; USE OF PROCEEDS

9.         Selected Financial Data..............................  *

10.        Management's Discussion and Analysis of Financial
             Condition and Results of Operations................  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                                                                    CONDITION AND RESULTS OF OPERATIONS

11.        General Information as to Registrant.................  PROSPECTUS SUMMARY; BUSINESS; THE MANAGER; THE
                                                                    COMPANY

12.        Policy with Respect to Certain Activities............  BUSINESS; THE MANAGER; DESCRIPTION OF CAPITAL STOCK;
                                                                    ADDITIONAL INFORMATION

13.        Investment Policies of Registrant....................  PROSPECTUS SUMMARY; BUSINESS; THE MANAGER; THE
                                                                    COMPANY

14.        Description of Real Estate...........................  *

15.        Operating Data.......................................  *

16.        Tax Treatment of Registrant and Its Security
             Holders............................................  PROSPECTUS SUMMARY; RISK FACTORS; CERTAIN FEDERAL
                                                                    INCOME TAX CONSIDERATIONS; ERISA CONSIDERATIONS

           FORM S-11                                                            CAPTION IN PROSPECTUS OR
           ITEM NUMBER AND CAPTION                                                   PAGE REFERENCE
           -----------------------------------------------------  -----------------------------------------------------
17.        Market Price of and Dividends on the Registrant's
             Common Equity and Related Stockholder Matters......  RISK FACTORS; DIVIDEND AND DISTRIBUTION POLICY;
                                                                    PRINCIPAL STOCKHOLDERS

18.        Description of Registrant's Securities...............  OUTSIDE FRONT COVER PAGE OF PROSPECTUS; PROSPECTUS
                                                                    SUMMARY; DESCRIPTION OF CAPITAL STOCK; CERTAIN
                                                                    FEDERAL INCOME TAX CONSIDERATIONS; ERISA
                                                                    CONSIDERATIONS

19.        Legal Proceedings....................................  BUSINESS

20.        Security Ownership of Certain Beneficial Owners and
             Management.........................................  OUTSIDE FRONT COVER PAGE OF PROSPECTUS; THE MANAGER;
                                                                    THE COMPANY; PRINCIPAL STOCKHOLDERS

21.        Directors and Executive Officers.....................  THE MANAGER; THE COMPANY

22.        Executive Compensation...............................  THE MANAGER; THE COMPANY

23.        Certain Relationships and Related Transactions.......  RISK FACTORS; THE MANAGER

24.        Selection, Management and Custody of Registrant's
             Investments........................................  RISK FACTORS; BUSINESS; THE MANAGER

25.        Policies with Respect to Certain Transactions........  RISK FACTORS; THE MANAGER

26.        Limitations of Liability.............................  THE MANAGER; THE COMPANY; DESCRIPTION OF CAPITAL
                                                                    STOCK

27.        Financial Statements and Information.................  INDEX TO FINANCIAL STATEMENTS

28.        Interests of Named Experts and Counsel...............  LEGAL MATTERS; EXPERTS

29.        Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  *

30.        Quantitative and Qualitative Disclosures About Market
             Risk...............................................  *

------------------------

*   Not Applicable

                SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               15,000,000 SHARES
                        LASER MORTGAGE MANAGEMENT, INC.
                                  COMMON STOCK

    LASER Mortgage Management, Inc. (the "Company") is a newly-organized specialty finance company that will invest primarily in mortgage-backed securities and mortgage loans. The Company will elect to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended. LASER Capital LLC, a Delaware limited liability company which has applied to become a registered investment adviser, will manage the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors.

    All of the 15,000,000 shares of common stock, $.001 par value (the "Common Stock"), offered pursuant to this Prospectus are being offered by the Company (the "Offering"). Prior to the Offering, there has been no market for the Common Stock of the Company. It is currently estimated that the initial public offering
price for the Common Stock will be $     per share. Application will be made to
have the Common Stock approved for listing on the New York Stock Exchange (the "NYSE") under the symbol LMM.
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, INCLUDING, AMONG OTHERS:

    - The Company's investments and income will be sensitive to changes in prevailing interest rates, reshaping of the yield curve and changes in prepayment rates which may result in a mismatch between the Company's borrowing rates and asset yields;
    - The Company intends to use hedging strategies that involve risk and that may not be successful in insulating the Company from exposure to changing interest rates;
    - The Company's operations are expected to be highly leveraged, which is likely to increase the volatility of the Company's income and the value of its net assets;

    - The Company intends to invest a portion of its assets in mortgage loans and subordinated mortgage-backed securities, which are sensitive to events of loss, such as credit losses due to borrower defaults and hazard losses;
    - The Company has no operating history;
    - The Company will be taxed as a corporation if it fails to qualify, or maintain its qualification, as a REIT;
    - The Company will be dependent on certain key personnel and the Manager;
      and
    - The Manager will be subject to certain conflicts of interest in connection with the management of the Company's assets.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
     THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                         PUBLIC               DISCOUNT(1)            COMPANY (2)
Per Share.......................................  $                      $                      $
Total (3).......................................  $                      $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."

(2) Before deducting expenses payable by the Company, estimated to be $      .

(3) The Company has granted the several Underwriters a 30-day option to purchase up to 2,250,000 additional shares of Common Stock to cover over-allotments, on the same terms and conditions as set forth above. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Commissions and Proceeds to Company, before expenses of the Offering,
    will be $         , $         and $         , respectively. See
    "UNDERWRITING."
                           --------------------------

    The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any offer in whole or in part. It is expected that delivery of the
shares of Common Stock will be made in New York, New York on or about       ,
1997.
                           --------------------------

                            BEAR, STEARNS & CO. INC.

                  THE DATE OF THIS PROSPECTUS IS       , 1997

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. THE COMPANY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

GENERAL

    LASER Mortgage Management, Inc. (the "Company") is a newly-organized specialty finance company that will invest primarily in mortgage-backed securities and mortgage loans. The mortgage-backed securities include mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in, or obligations backed by, pools of mortgage loans (collectively, the "Mortgage Securities"). The mortgage loans will be secured by first or second liens on single-family residential, multi-family residential, commercial or other real property (the "Mortgage Loans" and, together with the Mortgage Securities, the "Mortgage Assets"). See "DESCRIPTION OF ASSETS."

    The Company intends to generate net income for distribution to stockholders from the spread between the interest income earned on its investment portfolio and the cost of financing and hedging the portfolio. The Company will elect to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company generally will not be subject to federal income tax provided that it distributes its income to its stockholders and maintains its qualification as a REIT. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." LASER Capital LLC (the "Manager"), which specializes in managing investments in Mortgage Securities for institutions and other sophisticated investors, will manage the Company's day-to-day operations. The Manager is newly-organized and has applied to become a registered investment adviser. See "APPENDIX A--Past Performance Results."

    The Company's principal executive offices are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Its telephone number is (973) 912-8770.

INVESTMENT STRATEGY

    The Company's investment strategy will be to create and manage an investment portfolio, principally of Mortgage Assets, that, in combination with financing and hedging activities, will generate income for distribution to its stockholders while preserving the Company's capital base. The Company intends generally to hold its Mortgage Assets to maturity and, therefore, expects to have a low turnover of the investments in its portfolio.

    The Company intends to acquire the following types of investments: (i) fixed and adjustable rate mortgage pass-through certificates ("Pass-Through Certificates"), which are securities collateralized by pools of Mortgage Loans assembled for sale to investors by private issuers ("Privately-Issued Certificates") or by various U.S. government agencies or instrumentalities, such as the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and the Government National Mortgage Association ("GNMA") (collectively, "Agency Certificates"); (ii) collateralized mortgage obligations ("CMOs"), which are fixed and adjustable rate debt obligations collateralized by Mortgage Loans or Pass-Through Certificates; (iii) Mortgage Loans, which will be pooled and securitized to provide long-term, non-recourse financing for the Company; (iv) mortgage derivative securities ("Mortgage Derivatives"), including interest-only securities ("IOs") which receive only certain interest payments from a pool of Mortgage Securities or Mortgage Loans;
(v) subordinate interests ("Subordinate Interests"), which are classes of Mortgage Securities junior to other classes of Mortgage Securities in the right to receive payments from the underlying Mortgage Loans; and (vi) other fixed-income securities in an amount not to exceed 10% of total assets. Consistent with the Company's policy of maintaining its status as a REIT for federal income tax purposes, substantially all of the Company's assets will consist of real estate assets of the type described in Section 856(c)(6)(B) of the Code ("Qualified Real Estate Assets").

    The Company will invest at least 70% of its assets in High Quality Mortgage Securities, High Quality Mortgage Loans and other High Quality investments. The term "High Quality" means securities which are (i) rated within one of the two highest ratings categories by one of the nationally recognized rating agencies (the "Rating Agencies"), (ii) unrated but are guaranteed by the U.S. government or an agency or instrumentality thereof or (iii) of equivalent credit quality as determined by the Manager. When used with respect to Mortgage Loans, the term "High Quality" means Mortgage Loans to borrowers who would otherwise meet FHLMC, FNMA or GNMA guidelines, except with respect to the size of the loans. The Company intends to securitize substantially all the Mortgage Loans it acquires primarily by issuing structured debt, such as CMOs, and to retain Subordinate Interests in the pools of Mortgage Loans it securitizes. The remainder of the Company's assets, not to exceed 30% of its total assets, are expected to consist of non-High Quality fixed-income securities and Mortgage Loans that are primarily Qualified Real Estate Assets. To minimize the potentially higher level of credit and liquidity risk of these securities, the Company will limit its investments in, and diversify its portfolio of, these non-High Quality securities.

    The Company's policy is to acquire those Mortgage Assets which it believes are likely to generate the highest returns on capital invested, after considering (i) the amount and nature of anticipated cash flows from the asset,
(ii) the Company's ability to pledge the asset to secure collateralized borrowings, (iii) the capital requirements resulting from the purchase and financing of the asset, and (iv) the costs of financing, hedging and managing the asset. Prior to acquisition, potential returns on capital employed will be assessed over the life of the asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios. In managing the Company's portfolio, the Manager also will consider balance sheet management and risk diversification issues.

CAPITAL AND LEVERAGE POLICIES

    The Company's operations are expected to be highly leveraged. Initially, the Company intends to finance its acquisition of Mortgage Assets through the proceeds of the Offering and, thereafter, primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional Mortgage Assets. See "RISK FACTORS--Operating Risks--Risk of Substantial Leverage and Potential Net Interest and Operating Losses." The Company expects to incur debt such that it will maintain an equity-to-assets ratio of between 6% to 10%, although the actual ratio may be higher or lower from time to time. The Company will leverage its portfolio: (i) by entering into reverse repurchase agreements (borrowings evidenced by an agreement to sell securities to a third-party with a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the borrowing cost) and dollar roll agreements (an agreement to sell a security for delivery on a specified future date and a simultaneous agreement to repurchase the same or substantially similar security on a specified future date); (ii) by engaging in securitization transactions; (iii) by borrowing under loan agreements and lines of credit, or other credit facilities with institutional lenders; or (iv) by issuing unsecured debt. The Company also may acquire securities with imbedded leverage characteristics, such as Mortgage Derivatives and Subordinate Interests. The Company intends to structure its transactions, including any issuance of debt obligations, to avoid the creation of "excess inclusion" income and the attribution of any "unrelated business taxable income" ("UBTI"). See "BUSINESS." Since the Company is newly-formed and has not commenced operations, it has not yet established any lines of credit or collateralized financing facilities. The Company has conducted preliminary discussions with potential lenders and believes, on the basis of these discussions, that it will be able to obtain financing in amounts and at interest rates consistent with the Company's financing objectives.

HEDGING AND RISK MANAGEMENT

    The Company will endeavor to protect itself against interest rate fluctuations through its asset acquisition, borrowing and hedging strategies. The Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed-rates or other limitations on coupon rate adjustment, such as interest rate caps, associated with its investment portfolio, and the shorter term variable nature of the Company's related borrowings. The Company intends to enter into hedging transactions in an effort to further protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, Mortgage Derivatives and other hedging instruments. See "BUSINESS--Operating Policies and Strategies." No hedging strategy will insulate the Company completely from interest rate risk, and the Company's ability to enter into hedging transactions may be limited by Sections 856 through 860 of the Code (the "REIT Provisions of the Code") and the transaction costs associated with entering into such transactions.

    The Company intends to manage the credit risk associated with its investment portfolio by maintaining a substantial portion of its assets in High Quality investments, investing in a diversified portfolio of non-High Quality investments and regularly monitoring the credit risk associated with its investment portfolio. See "BUSINESS--Investment Strategy."

THE MANAGER

    The day-to-day business and investment affairs of the Company will be managed by the Manager, subject to the supervision of the Company's Board of Directors. The Manager, a newly-organized entity which has applied to become a registered investment adviser, specializes in managing investments in Mortgage Securities for institutions and other sophisticated investors. The Manager employs professionals who have significant experience in mortgage finance and in the purchase and administration of Mortgage Securities; however, neither the Manager nor its investment professionals have previously managed a REIT. Michael
L. Smirlock, Ph.D., the President and Chief Executive Officer of the Manager and Chairman of the Board, Chief Executive Officer and President of the Company, and the Manager's other investment professionals each have at least ten years' experience in mortgage research, mortgage finance and investment management. The Manager's investment professionals currently manage over $300 million of capital invested primarily in $3.9 billion of Mortgage Securities. See "THE MANAGER."

PAST PERFORMANCE

    Accounts managed by Mr. Smirlock and other investment professionals of the Manager have successfully employed, since 1994, an investment strategy similar to the strategy to be employed in managing the Company's investments. "APPENDIX A--Past Performance Results" sets forth the composite performance record achieved for other clients of the Manager whose accounts have employed a similar strategy. This data is presented (i) without deduction of fees, (ii) net of actual fees and (iii) as adjusted to give effect to the Company's fee structure. Performance figures also are compared to a variety of fixed-income indices. While past performance does not guarantee, and is not necessarily indicative of, future results, potential investors should review this information carefully. See "APPENDIX A--Past Performance Results."

MANAGEMENT AGREEMENT

    The Company will enter into a management agreement (the "Management Agreement") with the Manager pursuant to which the Manager, subject to the supervision of the Company's Board of Directors, will formulate operating strategies for the Company, oversee the acquisition of assets by the Company, arrange for various types of financing for the Company, including the issuance of CMOs, monitor the performance of the Company's assets and provide certain administrative and managerial services in connection with the Company's operations. For its performance of these services, the Manager will receive (i) an annual base management fee based on Average Stockholders' Equity equal to 1.0% of the first $500 million of Average Stockholders' Equity, plus 0.8% of the next $500 million of Average Stockholders' Equity, plus 0.6% of Average Stockholders' Equity exceeding $1 billion, and (ii) a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter, in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. The Board of Directors of the Company, with the approval of a majority of the Company's Board of Directors who are unaffiliated with the Manager (the "Independent Directors"), is authorized to change the management fee from time to time as agreed with the Manager. The Manager will be reimbursed for certain out-of-pocket expenses incurred on behalf of the Company. See "THE MANAGER--Management Fees."

POTENTIAL CONFLICTS OF INTEREST OF THE MANAGER

    The Company will be subject to various potential conflicts of interest involving the Manager and its Affiliates because, among other reasons, (i) the Manager is permitted to advise accounts of other clients, and many investments appropriate for the Company also will be appropriate for these accounts; (ii) other accounts managed by the Manager may purchase securities or other assets from, or sell securities or other assets to, the Company; and (iii) the incentive fee, which is based on income of the Company, may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative, than would be the case if its fee did not include a "performance" component. Nevertheless, the Manager intends to conduct its operations in a manner that will minimize the negative effect of any conflicts of interest. Furthermore, a majority of the Company's Board of Directors must be Independent Directors. The Independent Directors must approve any amendment to the Management Agreement and will establish guidelines for, and monitor, the Company's investments, borrowings and operations. See "RISK FACTORS--General Risks--Potential Conflicts of Interest of the Manager."

TAX STATUS OF THE COMPANY

    The Company intends to qualify and will elect to be taxed as a REIT under the REIT Provisions of the Code commencing with its short taxable year ending December 31, 1997. If the Company qualifies as a REIT, the Company generally will not be subject to federal corporate income tax on taxable income that is distributed to its stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company will receive an opinion from Stroock & Stroock & Lavan LLP, its Special Tax Counsel, that the Company qualifies as a REIT, which opinion will be based on certain assumptions and representations about the Company's ongoing business and investment activities and other matters. No complete assurance can be given that the Company will be able to comply with such assumptions and representations in the future. Furthermore, such opinion is not binding on the Service or any court. Failure to qualify as a REIT would render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the Company's stockholders would not be deductible. Even if the Company qualifies as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. The Company will adopt the calendar year as its taxable year. In connection with the Company's election to be taxed as a REIT, its Articles of Incorporation, as amended (the "Charter"), will impose restrictions on the transfer of its Common Stock. See "RISK FACTORS--Legal, Tax and Other Risks," "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Taxation of the Company" and "DESCRIPTION OF CAPITAL STOCK--Repurchase of Shares and Restrictions on Transfer."

                        DIVIDEND AND DISTRIBUTION POLICY

    To maintain its qualification as a REIT, the Company must distribute substantially all of its taxable income to stockholders each year, which the Company intends to do. Each year, the Company intends to declare four regular quarterly dividends. To the extent necessary to maintain its qualification as a REIT in any particular year, the Company will declare a fifth, special dividend. The Company has adopted a Dividend Reinvestment Plan that will allow stockholders to reinvest their dividends automatically in additional shares of Common Stock. See "DIVIDEND REINVESTMENT PLAN."

                                  RISK FACTORS

    Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "RISK FACTORS." These risks include, among others:

    - The Company's investments and income will be sensitive to changes in prevailing interest rates, reshaping of the yield curve and changes in prepayment rates which may result in a mismatch between the Company's borrowing rates and asset yields;

    - The Company intends to use hedging strategies that involve risk and that may not be successful in insulating the Company from exposure to changing interest rates;

    - The Company's operations are expected to be highly leveraged, which is likely to increase the volatility of the Company's income and the value of its net assets;

    - The Company intends to invest a portion of its assets in Mortgage Loans and subordinated Mortgage Securities, which are sensitive to events of loss, such as credit losses due to borrower defaults and hazard losses;

    - The Company has no operating history;

    - The Company will be taxed as a corporation if it fails to qualify, or maintain its qualification, as a REIT;

    - The Company will be dependent on certain key personnel and the Manager;
      and

    - The Manager will be subject to certain conflicts of interest in connection with the management of the Company's assets.

                                  THE OFFERING

Common Stock Offered Hereby (1)..............  15,000,000 shares

Common Stock to be Outstanding
  after the Offering (1)(2)..................  16,019,068 shares

Use of Proceeds..............................  The Company intends to use the net proceeds of the Offering principally to acquire
                                               Mortgage Assets.

Proposed NYSE Symbol.........................  LMM

------------------------

(1) Assumes that the Underwriters' option to purchase up to an additional 2,250,000 shares to cover over-allotments is not exercised.

(2) Includes 1,014,068 shares subscribed for in the Private Placement, but excludes 1,825,500 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan. Options to acquire shares have been granted to officers and directors of the Company. See "THE COMPANY--Stock Incentive Plan" and "PRIVATE PLACEMENT."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

OPERATING RISKS

    GENERAL

    The Company's results of operations are affected by various factors, many of which are beyond the control of the Company, and will depend on, among other things, the level of net interest income generated by, and the market value of, the Company's investment portfolio. The Company's net interest income and results of operations will vary primarily as a result of fluctuations in short-term interest rates, borrowing costs and prepayment rates, which involve various risks and uncertainties as explained below. The Company's results of operations also will depend upon the Company's ability to protect against the adverse effects of such fluctuations as well as credit risks. Interest rates, prepayment rates, credit risks, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets and other securities, conditions in financial markets, the fiscal and monetary policies of the U.S. government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's investment activities, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate, prepayment rate and credit risks effectively while maintaining its status as a REIT. See "--Risks Associated with Hedging Transactions," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS--Operating Policies and Strategies."

    RISKS OF SUBSTANTIAL LEVERAGE AND POTENTIAL NET INTEREST AND OPERATING
  LOSSES

    LEVERAGING STRATEGY. The Company intends to borrow against, or "leverage," its Mortgage Assets in order to acquire additional Mortgage Assets, generally through the use of reverse repurchase agreements, dollar roll agreements, Mortgage Loan securitizations, loan agreements, lines of credit, commercial paper borrowings and other credit facilities. The Company expects to incur debt such that it will maintain an equity-to-assets ratio of between 6% to 10%, although the actual ratio may be higher or lower from time to time. The Company's Charter and Bylaws do not limit the amount of indebtedness the Company may incur. See "BUSINESS--Operating Policies and Strategies--Capital and Leverage Policies" and "-- Securitization."

    Leverage can reduce the net income available for distributions to stockholders. If the interest income on the Mortgage Assets purchased with borrowed funds fails to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses. Such losses could be increased substantially as a result of the leveraging strategy. The percentage of leverage will vary depending on the Company's estimate of the stability of the portfolio's cash flow. To the extent changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the Company may reduce the amount of leverage it utilizes.

    The ability of the Company to achieve its investment objectives depends on its ability to borrow money in sufficient amounts and on favorable terms. The Company may not be able to achieve the degree of leverage it believes to be optimal due to increases in "haircuts" (I.E., the collateral required by a lender in excess of the amount borrowed), decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, changes in the availability of financing in the market, conditions then applicable in the lending market and other factors. This may cause the Company to be less profitable than it would otherwise be and, in some cases, to experience losses.

    BORROWING RISKS. A substantial portion of the Company's borrowings are expected to be in the form of collateralized borrowings, primarily reverse repurchase agreements. The amount borrowed under a reverse repurchase agreement is based on the market value of the Mortgage Assets pledged to secure specific borrowings. Under adverse market conditions, the value of pledged Mortgage Assets would decline, and the Company could be required to post additional collateral or to reduce the amount borrowed. The Company may be required to sell Mortgage Assets to reduce the amount borrowed. If these sales were made at prices lower than the carrying value of the Mortgage Assets, the Company would experience losses. A default by the Company under its collateralized borrowings also could result in a liquidation of the collateral. If the Company is forced to liquidate Mortgage Assets that qualify as Qualified Real Estate Assets to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

    ECONOMIC CONDITIONS

    RISK OF INTEREST RATE FLUCTUATIONS

    GENERAL. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Interest rate fluctuations can adversely affect the income and value of the Company in many ways and present a variety of risks, including the risk of a mismatch between asset yields and borrowing rates, reshaping of the yield curve and changing prepayment rates. The Company intends to enter into hedging transactions in an effort to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. See "--Risks Associated with Hedging Transactions."

    INTEREST RATE MISMATCH BETWEEN ASSET YIELDS AND BORROWING RATES. The Company's operating results will depend in large part on differences between the income from its Mortgage Assets and its borrowing costs. The Company intends to fund a substantial portion of its Mortgage Assets with borrowings having interest rates that reset relatively rapidly, such as monthly or quarterly. The Company anticipates that, in most cases, the revenue from its Mortgage Assets will respond more slowly to interest rate fluctuations than the cost of its borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence the Company's net income. Increases in these rates may raise the borrowing costs of the Company more rapidly than any increases in the interest income on its Mortgage Assets and, therefore, will tend to decrease the Company's net income and the mark-to-market value of the Company's net assets. Conversely, decreases in interest rates may decrease the interest cost on the Company's borrowings more rapidly than the interest earned on the Mortgage Assets and may tend to increase the Company's net income and the mark-to-market value of the Company's net assets. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's Mortgage Assets, their valuation or income derived therefrom. During periods of changing interest rates, asset yield and borrowing rate mismatches could negatively impact the Company's net income, dividend yield and the market price of the Common Stock. Interest rate fluctuations resulting in the interest expense exceeding interest income would result in the Company incurring operating losses.

    YIELD CURVE RESHAPING. The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), the borrowing costs of the Company may increase more rapidly than the interest income earned on its assets. Because borrowings will likely bear interest at short-term rates and Mortgage Assets will likely bear interest at medium-term to long-term rates, a flattening of the yield curve will tend to decrease the Company's net income and the mark-to-market value of its net assets. Additionally, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested in other long-term assets, the spread between the yields of long-term assets and short-term borrowing rates may decline and also may tend to decrease the net income and mark-to-market value of the Company's net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, borrowing costs may exceed the interest income and operating losses would be incurred.

    Conversely, if short-term interest rates decrease relative to long-term interest rates (a steepening of the yield curve), the borrowing costs of the Company may decrease more rapidly than the interest earned on the assets and, therefore, may tend to increase the Company's net income and mark-to-market value of the Company's net assets. Additionally, to the extent the cash flows from long-term assets that return scheduled and unscheduled principal are reinvested in other long-term assets, the spread between the yields of long-term assets and short-term borrowing rates may increase and also may tend to increase the net income and mark-to-market value of the Company's net assets. No assurance can be given on the amount or timing of changes in interest rates or their effect on the Company's net assets, their valuation or income therefrom.

    RISK OF CHANGING PREPAYMENT RATES. The value of Mortgage Assets may be affected substantially by prepayment rates on the related Mortgage Loans. Prepayment rates on Mortgage Assets are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond the control of the Company and cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on Mortgage Assets generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by the Company in assets yielding less than the yields on the Mortgage Assets that were prepaid. In addition, the mark-to-market value of the Mortgage Assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on Mortgage Assets generally decrease; therefore, the Company will not have the proceeds from prepayments available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios the Company may fail to recoup fully its cost of acquisition of certain investments.

    The Company may acquire classes of Mortgage Securities that are entitled to no (or only nominal) payments of principal, but only to payments of interest, such as IOs. The yield to maturity of IOs is very sensitive to the rate of prepayments on the underlying Mortgage Loans. If the rate of prepayments is faster than anticipated, the yield on IOs will be negatively affected, and, in extreme cases, the IO investment could become worthless. Some IOs bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified interest rate index ("Inverse IOs"). Therefore, the yield to maturity of an Inverse IO is extremely sensitive to changes in the related index. The Company also expects to invest in subordinated IOs ("Sub IOs"). Interest amounts otherwise allocable to Sub IOs generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization occurs or the balance in the reserve account reaches a specified level. The yield to maturity of Sub IOs is very sensitive not only to default losses but also to the rate and timing of prepayment on the underlying loans. See "BUSINESS--Operating Policies and Strategies." Under certain interest rate and prepayment scenarios, the Company may fail to recoup fully the cost of acquiring IOs, Inverse IOs and Sub IOs.

    RISKS ASSOCIATED WITH HEDGING TRANSACTIONS

    The Company intends to enter into hedging transactions in an effort to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, Mortgage Derivatives (including IOs) and other hedging instruments. There can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Moreover, no hedging activity can completely insulate the Company from the risks associated with changes in interest rates and prepayment rates.

    Hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Hedging" and "BUSINESS--Operating Policies and Strategies--Hedging Activities."

    The Company intends generally to hedge as much of the interest rate risk as the Manager determines is in the best interests of the stockholders of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. The amount of income the Company may earn from its hedging instruments is subject to substantial limitations under the REIT Provisions of the Code. In particular, when the Company earns income under such instruments, it will seek advice from Special Tax Counsel as to whether such income constitutes qualifying income for purposes of the 95% Gross Income Test and as to the proper characterization of such arrangements for purposes of the REIT Asset Tests. The "95% Gross Income Test" means the requirement for each taxable year that at least 95% of the Company's gross income for each taxable year must be derived from certain specified real estate sources including interest income and gain from the disposition of Qualified Real Estate Assets or "qualified temporary investment income" (I.E., income derived from "new capital" within one year of the receipt of such capital), dividends, interest and gains from the sale of stock or other securities (including certain interest rate swap or cap agreements, options, forward rate agreements and similar financial instruments entered into to reduce the interest rate risk with respect to debt incurred to acquire Qualified Real Estate Assets) not held for sale in the ordinary course of business. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS-- Requirements for Qualification--Gross Income Tests." This determination may result in the Manager electing to have the Company bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing such risk is advisable to maintain the Company's status as a REIT.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a counterparty with which the Company has entered into a hedging transaction will most likely result in a default. The default of a party with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. Although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    COMPETITION FOR MORTGAGE ASSETS AT FAVORABLE YIELDS AND FOR FINANCING

    The Company's net income depends, in large part, on the Company's ability to acquire Mortgage Assets at favorable spreads over the Company's borrowing costs. In acquiring Mortgage Assets, the Company competes with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, FHLMC, FNMA, GNMA and other entities purchasing Mortgage Assets. In addition, there are several mortgage REITs with asset acquisition objectives similar to the Company, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of Mortgage Assets suitable for purchase by the Company. Many of the Company's competitors for Mortgage Assets may have access to greater capital and other resources and may have other advantages over the Company.

    There can be no assurance that the Company will be able to obtain financing at borrowing rates below the asset yields of its Mortgage Assets. The Company will face competition for financing sources which may limit the availability of, and affect the cost of funds to, the Company.

    RISK OF LOSS ON MORTGAGE LOANS

    The Company intends to acquire and accumulate Mortgage Loans as part of its investment strategy until a quantity sufficient for securitization has been acquired. During the accumulation period, the Company will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under Mortgage Loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the Mortgage Loan. Also, during the accumulation period, the costs of financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans. No assurance can be given that any mortgage, fraud or hazard insurance will adequately cover a loss suffered by the Company. It may not be possible or economical for the Company to securitize all of the Mortgage Loans which it acquires, in which case the Company will continue to hold the Mortgage Loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses. Furthermore, if the Company retains a Subordinate Interest in the securitizations, it will retain many of these risks. See "DESCRIPTION OF ASSETS--Mortgage Loans" and "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND REAL PROPERTY INVESTMENTS."

    The Company expects that when it acquires Mortgage Loans, the seller of the Mortgage Loans (the "Mortgage Seller") generally will represent and warrant to the Company that there has been no fraud or misrepresentation during the origination of the Mortgage Loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. Although the Company will have recourse to the Mortgage Seller based on the Mortgage Seller's representations and warranties to the Company, the Company will be at risk for loss to the extent the Mortgage Seller does not or cannot perform its repurchase obligations. The Company intends to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. If the Company is unable or fails to acquire such insurance, the Company would be relying solely on the value of the collateral underlying the Mortgage Loans.

    CREDIT RISKS

    The Company intends to invest primarily in High Quality Mortgage Securities and High Quality Mortgage Loans, as well as Mortgage Loans and securities that do not qualify as High Quality. The Company's investment strategy will seek to balance the risk and return potential of its investments in a manner that attempts to maximize return while minimizing the risk of loss to the Company through adverse events, including, without limitation, credit and prepayment events that may decrease the income earned from, and value of, the portfolio.

GENERAL RISKS

    NEWLY-ORGANIZED CORPORATION

    The Company has no operating history and will commence operations only if it receives the proceeds of the Offering and the Private Placement. The Company has not yet purchased or entered into any commitments to purchase any Mortgage Assets or other securities. The results of the Company's operations are dependent on many factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, conditions in the financial markets and economic conditions. No assurance can be given that the Company will be able successfully to operate its business as described in this Prospectus.

    DEPENDENCE ON KEY PERSONNEL AND THE MANAGER

    The Company's day-to-day operations will be administered by the Manager, subject to the supervision of the Company's Board of Directors. Thus, the Company will depend on the services of the Manager and its officers, directors and employees for the success of the Company. The Company is subject to the risk that the Manager will terminate the Management Agreement and that no suitable replacement will be found to manage the Company. The Manager and its investment professionals have no prior experience in managing a REIT, and there can be no assurance that the past experience of the Manager's investment management personnel will be appropriate to the Company's business or strategy. See "THE MANAGER."

    POTENTIAL CONFLICTS OF INTEREST OF THE MANAGER

    The Company will be subject to various potential conflicts of interest involving the Manager and its Affiliates. The executive officers of the Company will be officers and employees of the Manager. A majority of the Company's directors have no business affiliations with the Manager, but were initially selected by the Manager. David A. Tepper, a director of the Company, is the indirect owner of a majority of the capital stock of the Manager. Moreover, several members of the Board of Directors of the Company and all of its officers are also employed by the Manager or its Affiliates. See "THE MANAGER--Certain Relationships and Related Party Transactions; Conflicts of Interest."

    The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates from engaging in any business or rendering services of any kind to any other person, except that, during the term of the Management Agreement, the Manager may not manage another mortgage REIT without the prior approval of the Independent Directors. The Manager and its officers and employees advise and manage private investment funds (the "Affiliated Funds"), which invest in Mortgage Securities and have committed to invest in the Company's securities. See "PRIVATE PLACEMENT." The ability of the Manager and its officers and employees to engage in other business activities could reduce the time and effort the Manager spends on managing the Company's investment portfolio. The Manager and its officers and employees also may receive fees in connection with any investment by the Affiliated Funds in the Company. In addition, the incentive fee payable to the Manager by the Affiliated Funds or other clients may be higher than the fee paid by the Company, creating additional potential conflicts of interest.

    Many investments appropriate for the Company also will be appropriate for the accounts of other clients the Manager advises, including the Affiliated Funds. The Manager will act in a manner which it considers fair and equitable in allocating investment opportunities among the Company and the other accounts it manages, including the Affiliated Funds. Situations may arise in which the investment activities of the Manager or the other accounts may disadvantage the Company, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by the Manager for the Company and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for the Company. The Manager may aggregate orders of the Company with orders for its other accounts. Such aggregation of orders may not always be to the benefit of the Company with regard to the price or quantity executed.

    From time to time, one or more Affiliated Funds and the Manager's other clients may sell securities or other assets to, or purchase securities or other assets from, the Company. The Company's policy is that the approval of the Board of Directors, including a majority of its Independent Directors (with any interested director abstaining), is required for any Affiliate of the Company
(a) to have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest or (b) to engage for his or her own account in realizing upon a corporate opportunity learned of solely as a result of his or her service to or representation of the Company.

    The incentive fee payable to the Manager is based upon the income received by the Company. This may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would be the case if its fees did not include a "performance" component. Such incentives may result in increased risk to the value of the Company's investment portfolio.

LEGAL, TAX AND OTHER RISKS

    FAILURE TO MAINTAIN REIT STATUS WOULD SUBJECT COMPANY TO ADDITIONAL TAX

    The Company intends to operate in such a manner as to qualify as a REIT for federal income tax purposes. Although the Company does not intend to request a ruling from the Service as to its REIT status, the Company will receive an opinion of its Special Tax Counsel that, based on certain assumptions and representations, it will so qualify. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of Special Tax Counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    The Company must distribute at least 95% of its net taxable income annually (excluding any net capital gain and certain non-cash income) to avoid corporate income taxation of the earnings that it distributes (the "95% Distribution Requirement"). In addition, the Company will be subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and
(iii) 100% of its undistributed taxable income from prior years.

    The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement and to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, or (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt.

    Gain from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

    PLEDGED ASSETS AND RISK OF BANKRUPTCY IN REVERSE REPURCHASE AGREEMENTS

    Substantially all of the Mortgage Assets will be pledged to secure reverse repurchase agreements, bank borrowings or other credit arrangements, including securitizations. Therefore, such Mortgage Assets may not be available to the stockholders in the event of the liquidation of the Company, except to the extent that the market value thereof exceeds the amounts due to the Company's creditors. The market value of the Mortgage Assets will fluctuate as a result of numerous market factors (including interest rates and prepayment rates) as well as the supply of and demand for such assets. In the event of the bankruptcy of a party with whom the Company has a reverse repurchase agreement, the Company could experience difficulty recovering the pledged assets under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and any recoveries, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company intends to enter into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks. See "BUSINESS--Operating Policies and Strategies--Capital and Leverage Policies."

    CONSEQUENCES OF FAILURE TO MAINTAIN INVESTMENT COMPANY ACT EXEMPTION

    The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the Staff of the Securities and Exchange Commission (the "Commission"), to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire, therefore, may be limited by the provisions of the Investment Company Act. In connection with its acquisition of Subordinated Interests, the Company intends, where appropriate, to obtain foreclosure rights with respect to the underlying Mortgage Loans, although there can be no assurance that it will be able to do so on acceptable terms. As a result of obtaining such rights, the Company believes that the related Subordinated Interests will constitute Qualifying Interests for the purpose of the Investment Company Act. In addition, in meeting the 55% Requirement, the Company intends to consider Privately-Issued Certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or its staff on these positions. If the Commission or its Staff were to take a different position with respect to whether such Subordinate Interests or Privately-Issued Certificates constitute Qualifying Interests, the Company could, among other things, be required either
(a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company and the market price of the Common Stock.

    TAXABLE MORTGAGE POOL RISK; INCREASED TAXATION TO TAX EXEMPT ENTITIES AND
     OTHER INVESTORS

    A REIT (or a segregated portion thereof) that incurs debt obligations with two or more maturities and which are secured by assets such as the Mortgage Assets may be classified as a "taxable mortgage pool" under the Code if payments required to be made on such debt obligations bear a relationship to the payments received on such assets. If the Company were to be subject to the taxable mortgage pool rules, the Company's status as a REIT would not be impaired, but a portion or all of the taxable income (in excess of a specified return to investors) generated by the Mortgage Assets constituting a taxable mortgage pool may be characterized, under regulations to be issued by the Treasury Department, as "excess inclusion" income and allocated to the stockholders. Any such excess inclusion income (i) would not be allowed to be offset by the net operating losses of a stockholder, (ii) would be subject to tax as UBTI to a tax-exempt stockholder and (iii) would be subject to a 30% withholding tax in the case of a Non-U.S. Stockholder. See "CERTAIN FEDERAL INCOME CONSIDERATIONS--Taxation of Tax-Exempt Stockholders."

    The Company intends to enter into master reverse repurchase agreements pursuant to which the Company may borrow funds with differing maturity dates which are cross-collateralized by specific Mortgage Assets. The Treasury Department has issued regulations that adopt a broad view of what may constitute a taxable mortgage pool including anti-avoidance rules that authorize the Service to treat equity interests issued by the Company as debt if such equity interests correspond to maturities of classes of debt such as the Mortgage Assets. The Company has been advised by Special Tax Counsel that master reverse repurchase agreements and its other financing arrangements may be structured, and the Company intends to structure master repurchase agreements and other financing arrangements, in a manner which should not cause the Mortgage Assets to be treated as a taxable mortgage pool. No assurance can be given, however, that the Company will be able to structure master repurchase agreements in this manner or that the Service might not successfully maintain that the REIT or the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

    RISK OF PHANTOM INCOME

    The Company's investment in Subordinate Interests and certain types of Mortgage Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes (or by losses). Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, (I.E., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES

    For the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose, among others, of preserving the Company's REIT status, the Charter generally prohibits direct or indirect ownership by any person of more than 9.8% of the number of outstanding shares of Common Stock (the "Ownership Limit"). For this purpose, the term "ownership" is defined as either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code. Any transfer of shares of capital stock that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, (b) result in the shares of stock being beneficially owned (within the meaning Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of Section 856(h) of the Code (a "purported transfer"), will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to such shares. Any purported transfer of shares that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities." Excess Securities will be transferred by operation of law to a trust to be established by the Company for the exclusive benefit of a charitable organization, until such time as the trustee of the trust, which shall be a banking institution designated as trustee by the Company, which is unaffiliated with either the Company or the purported transferee, retransfers the Excess Securities. Subject to the Ownership Limit, Excess Securities may be transferred by the trust to any person (if such transfer would not result in Excess Securities) at a price not to exceed the lesser of (i) the price paid by the purported transferee or (ii) the fair market value of the Excess Securities on the date of the purported transfer, at which point the Excess Securities will automatically cease to be Excess Securities. See "DESCRIPTION OF CAPITAL STOCK-- Repurchase of Shares and Restriction on Transfer" and "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualifications."

    Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors has the right, in its sole discretion and pursuant to the Company's Charter, to waive the Ownership Limit for, and at the request of, a purchaser of the Common Stock. In connection with any such waiver, the Company may require that the stockholder requesting such a waiver enter into an agreement with the Company providing for the repurchase by the Company of shares from the stockholder under certain circumstances to ensure compliance with the REIT Provisions of the Code. Such repurchase would be at fair market value as set forth in the agreement between the Company and such stockholder. The consideration received by the stockholder in such repurchase might be characterized as the receipt by the stockholder of a dividend from the Company, and any stockholder entering into such an agreement with the Company should consult its tax advisor in connection with its entering into such an agreement. At present, the Company does not intend to waive the Ownership Limit for any purchaser of shares of the Common Stock.

    The provisions described above may inhibit market activity and any takeover or other transaction in which holders of some or a majority of the Company's capital stock might receive a premium for their shares or which such holders might believe to be otherwise in their best interests. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of capital stock. See "DESCRIPTION OF CAPITAL STOCK--Repurchase of Shares and Restrictions on Transfer."

    In addition, certain provisions of the Maryland General Corporation Law (the "MGCL") relating to "business combinations" and a "control share acquisition" and of the Charter and Bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company which may be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. See "CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS."

    PLANS SHOULD CONSIDER ERISA RISKS OF INVESTING IN COMMON STOCK

    Fiduciaries of employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the ERISA fiduciary investment standards before authorizing an investment by a plan in the Common Stock. In addition, fiduciaries of employee benefit plans or other retirement arrangements (such as an individual retirement account ("IRA") or certain H.R. 10 Plans or Keogh plans) which are subject to Title I of ERISA, and/or Section 4975 of the Code, as well as any entity, including an insurance company general account, whose underlying assets include plan assets by reason of a plan or account investing in such entity, should consult with their legal counsel to determine whether an investment in the Common Stock will cause the assets of the Company to be considered plan assets pursuant to the plan asset regulations set forth at 29 C.F.R. Section 2510.3-101, thereby subjecting the Plan to the prohibited transaction rules and the Company's assets to the fiduciary investment standards of ERISA, or cause the excise tax provisions of
Section 4975 of the Code, to apply to the Company's assets, unless some exception or exemption granted by the Department of Labor applies to the acquisition, holding or transfer of the Common Stock.

    PREFERRED STOCK MAY PREVENT CHANGE IN CONTROL

    The Charter authorizes the Board of Directors to issue up to 25,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although the Company has no current intention to issue any series of preferred stock in the foreseeable future, the issuance of any series of preferred stock could have the effect of delaying or preventing a change in control of the Company even if a majority of the holders of the Company's Common Stock believed such change of control was in their best interest. See "DESCRIPTION OF CAPITAL STOCK--Preferred Stock."

    BOARD OF DIRECTORS MAY CHANGE CERTAIN POLICIES WITHOUT STOCKHOLDER CONSENT

    The major policies of the Company, including its investment and operating policies and other policies with respect to acquisitions, financing, growth, operations, debt and distributions are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the holders of the Common Stock. The effect of any such changes may be positive or negative. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of two-thirds of the outstanding shares of Common Stock.

    LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS AND MANAGER
     INDEMNIFICATION

    The Charter of the Company contains a provision which, subject to certain exceptions, eliminates the liability of a director or officer to the Company or its stockholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from active or deliberate dishonesty.

    The Company will indemnify the Manager and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that the Manager or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of the Company or its Affiliates. In addition, the Manager and its officers and directors will not be liable to the Company, and the Company will indemnify the Manager and its officers and directors, for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. See "THE MANAGER--Limits of Responsibility."

    NO PRIOR TRADING MARKET

    Prior to the Offering, there has been no public market for the Common Stock. The Company has applied to list the Common Stock on the NYSE. However, there can be no assurance that, if approved for listing, an active trading market will develop or be sustained after the Offering or that if such a market develops, the market price will not decline below the public offering price. The public offering price of the Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters, and may not be indicative of future market prices. See "UNDERWRITING."

    COMMON STOCK PRICE VOLATILITY RISK

    It is likely that the market price of the Common Stock will be influenced by any variation between the net yield on the Company's investment portfolio and prevailing market interest rates and by the market's perception of the Company's ability to achieve earnings growth. The Company's earnings will be derived primarily from any positive spread between the yield on the Company's investment portfolio and the cost of the Company's borrowings. The positive spread between the yield on the Company's investment portfolio and the cost of borrowings will not necessarily be larger in high interest rate environments than in low interest rate environments, regardless of the Company's efforts to achieve such result. Accordingly, in periods of high interest rates, the net income of the Company, and therefore the dividend yield on the Common Stock, may be less attractive compared with alternative investments which could negatively impact the price of the Common Stock. If the anticipated or actual net yield on the Company's investment portfolio declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on the investment portfolio and the cost of the Company's borrowings, the market price of the Common Stock may be adversely affected. In addition, if the market prices of other mortgage REIT stocks decline for any reason, or the value of the Company's portfolio of investment portfolio declines, the market price of the Common Stock may be adversely affected. During any period when the market price of the Common Stock has been adversely affected due to any of the foregoing reasons, the liquidity of the Common Stock may be negatively impacted and investors who may desire or be required to sell their shares may experience losses.

    ILLIQUIDITY OF CERTAIN INVESTMENTS

    A portion of the Company's portfolio may be invested in Mortgage Assets for which the secondary trading market is not as well developed as the market for certain other Mortgage Assets (or which are otherwise considered less marketable or illiquid). Although the Company expects that most of the Company's investments will be in Mortgage Assets for which a resale market exists, certain of the Company's investments may lack a regular trading market and may be illiquid. In addition, during adverse market conditions, the liquidity of all of the Company's Mortgage Assets may be adversely impacted. There is no limit on the percentage of the Company's investments that may be invested in illiquid assets.

    RISK OF POTENTIAL FUTURE OFFERINGS

    The Company, in the future, may increase its capital resources by making offerings of additional equity and debt securities, including classes and series of preferred stock, additional classes and series of common stock, commercial paper, medium-term notes and senior or subordinated notes. All debt securities and classes of preferred stock will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings (including issuances under the DRP) may be to dilute the equity of stockholders of the Company or to reduce the price of shares of the Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

                                USE OF PROCEEDS

    The net proceeds to the Company of the Offering are estimated to be
$        , assuming an initial public offering price of $    per share (or
$        , if the Underwriters' over-allotment option is exercised in full). The
Company expects to receive an additional $         in net proceeds from the
Private Placement.

    The Company intends to use the net proceeds of the Offering principally to acquire Mortgage Assets. The proceeds received from the Private Placement also will be used to acquire Mortgage Assets. The Company then intends to increase its investment assets by borrowing against the Mortgage Assets and using the proceeds to acquire additional Mortgage Assets and other portfolio securities. The Company expects to require approximately two months to implement substantially its investment strategy and to reach the desired leverage level. Pending full investment in the desired mix of assets, the net proceeds of the Offering will be invested in High Quality short-term investments that are expected to provide a lower net return than the Company expects to achieve from its investments in Mortgage Assets.

                                 CAPITALIZATION

    The capitalization of the Company at September 15, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, is as follows:

                                                                                             SEPTEMBER 15, 1997
                                                                                        ----------------------------
                                                                                         ACTUAL    AS ADJUSTED(1)(2)
                                                                                        ---------  -----------------

                                                                                               (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, par value $.01; authorized Preferred Stock--25,000,000 shares; none
    outstanding.......................................................................  $      --      $      --
  Common Stock, par value $.001; authorized Common Stock--75,000,000 shares; 5,000
    shares outstanding; 16,019,068 shares, as adjusted(3).............................  $      --      $      16
Additional paid-in capital............................................................
                                                                                        ---------         ------
  Total...............................................................................  $      --      $      16
                                                                                        ---------         ------
                                                                                        ---------         ------

------------------------

(1) Includes 1,014,068 shares of Common Stock subscribed for in the Private Placement. See "PRIVATE PLACEMENT."

(2) After deducting offering and organizational expenses estimated to be
    $         payable by the Company, and assuming no exercise of the
    Underwriters' over-allotment option to purchase up to an additional 2,250,000 shares of Common Stock.

(3) Does not include 1,825,500 shares reserved for issuance upon the exercise of options granted under the Company's Stock Incentive Plan. Options to acquire shares have been granted to officers and directors of the Company and the Manager. See "THE COMPANY--Stock Incentive Plan."

                        DIVIDEND AND DISTRIBUTION POLICY

    The Company intends to distribute substantially all of its taxable income (which generally does not equal net income as calculated in accordance with generally accepted accounting principles ("GAAP")) to its stockholders each year to maximize the tax benefits of its REIT status. The Company intends to declare dividends on the Common Stock quarterly. To the extent necessary to maintain its qualification as a REIT, for any year the Company will declare a fifth special dividend. The dividend policy is subject to revision, and all distributions will be made by the Company, at the discretion of the Board of Directors, and distributions will depend on, among other things, the taxable earnings of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Distribution Requirement."

    To qualify as a REIT under the Code, the Company must make distributions to its stockholders each year in an amount at least equal to (i) 95% of its Taxable Income before deduction of dividends paid (less any net capital gain), plus (ii) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, minus (iii) any excess noncash income. The "Taxable Income" of the Company for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in the REIT Provisions of the Code.

    Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company will furnish annually to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. For a discussion of the federal income tax treatment of distributions by the Company, See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company has no operating history and will commence operations only if it receives the proceeds of the Offering. The Company's day-to-day operations will be managed by the Manager, subject to the supervision of the Board of Directors. The Manager and its investment professionals have no prior experience in managing a REIT, and the past performance of the Manager's investment management personnel in respect of the Affiliated Funds is not necessarily representative of what the Manager's performance may be in the future or with respect to managing the Company. See "APPENDIX A--Past Performance Results" concerning past performance of the Manager's investment professionals.

    The Company intends to generate net income for distribution to stockholders from the spread between the interest income earned on its investment portfolio and borrowing and hedging costs. The Company's results of operations will be affected by various factors, many of which are beyond the control of the Company, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, conditions in the financial markets and other economic conditions.

    The Company has been organized and will elect to qualify as a REIT under the Code and, as such, anticipates distributing at least 95% of its taxable income annually, subject to certain adjustments. Cash for such distributions is expected to be generated from the Company's operations, although the Company also may borrow funds to make distributions.

    The Company may experience high volatility in net interest income from quarter to quarter and year to year, primarily as a result of fluctuations in interest rates, borrowing costs, reinvestment opportunities and prepayment rates. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate, prepayment and credit risks effectively while maintaining its status as a REIT. See "RISK FACTORS--Operating Risks--Risks Associated with Hedging Transactions" and "BUSINESS--Operating Policies and Strategies."

LEVERAGE

    The Company intends to employ a leveraging strategy of borrowing against existing Mortgage Assets to acquire additional Mortgage Assets, generally through the use of reverse repurchase agreements, dollar roll agreements, Mortgage Loan securitizations, loan agreements, lines of credit, commercial paper borrowings and other credit facilities. The Company also may issue debt in the public market to the extent the Manager deems appropriate. Leverage can reduce the net income available for distributions to stockholders. See "RISK FACTORS--Operating Risks--Risks of Substantial Leverage and Potential Net Interest and Operating Losses." To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, the Company may reduce the amount of leverage it utilizes. The Company also intends to securitize substantially all the Mortgage Loans it acquires primarily by issuing structured debt, such as CMOs, and retaining a Subordinate Interest.

HEDGING

    To the extent consistent with its REIT election, the Company intends to enter into hedging transactions to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, Mortgage Derivatives and other hedging instruments. See "BUSINESS--Operating Policies and Strategies--Capital and Leverage Policies."

LIQUIDITY AND CAPITAL RESOURCES

    Since the Company is newly-formed and has not yet commenced operations, it has not yet established any lines of credit or collateralized financing facilities. The Company has conducted preliminary discussions with potential lenders and believes, on the basis of these discussions, that it will be able to obtain financings in amounts and at interest rates consistent with the Company's financing objectives.

    Management believes that the net proceeds of the Offering and the Private Placement, combined with the cash flow from operations and borrowings, will be sufficient to enable the Company to meet its anticipated liquidity and capital requirements. See "USE OF PROCEEDS" and "BUSINESS--Operating Policies and Strategies."

INFLATION

    As virtually all of the Company's assets are financial in nature, interest rates and other factors will be expected to have a much greater effect on the Company's financial condition and results of operations than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

CERTAIN ACCOUNTING POLICIES AND PROCEDURES

    MORTGAGE SECURITY ACCOUNTING TREATMENT

    Because the Company's Mortgage Securities are classified for accounting purposes as "available for sale," unrealized fluctuations in market values of the Mortgage Securities do not change income calculated according to GAAP ("GAAP income") or taxable income, but rather, are reflected on the balance sheet by changing the carrying value of the Mortgage Security and reflecting the change in stockholders' equity under "Net Unrealized Losses on Assets Available for Sale." As a result of this mark-to-market accounting treatment, the book value and book value per share of the Company are likely to fluctuate far more than if the Company used amortized cost accounting. As a result, comparisons with companies using historical cost accounting may be misleading.

    Positive mark-to-market changes will increase the Company's equity base and allow the Company to increase its spread lending activities while negative changes will limit spread lending growth under the Company's leveraging strategy. A very large negative change in the net market value of Mortgage Assets and interest rate agreements might impair the Company's liquidity position, requiring the Company to sell Mortgage Assets, likely resulting in losses upon sale. See "RISK FACTORS--Operating Risks--Risk of Substantial Leverage and Potential Net Interest and Operating Losses."

    TAXABLE INCOME AND GAAP INCOME

    Taxable income differs from GAAP income for certain reasons. Interest income differs due to different methods of calculating the rate of amortization of the premium or discount when Mortgage Assets are acquired at a price above or below the stated principal amount of the underlying Mortgage Loans. Treatment of credit losses differs between tax and GAAP methods because the Company takes credit provisions in order to make reserves for credit losses, whereas only actual credit losses are deducted in calculating taxable income. General and administrative expenses differ due to differing treatment of leasehold amortization and other items. The Company's largest expense will likely be the cost of borrowed funds. Interest expense generally will be calculated in the same manner for GAAP and tax purposes.

    These distinctions are relevant to the Company's stockholders because dividends are based on taxable income. The Company generally will not pay federal taxes so long as it meets the requirements of the REIT Provisions of the Code and distributes dividends to stockholders in an amount equal to its taxable income. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

                                    BUSINESS

GENERAL

    The Company is a newly-organized specialty finance company that will invest primarily in Mortgage Securities and Mortgage Loans. The Mortgage Securities include Pass-Through Certificates, CMOs and other securities representing interests in, or obligations backed by, pools of Mortgage Loans. The Mortgage Loans will be secured by first or second liens on single-family residential, multi-family residential, commercial or other real property. See "DESCRIPTION OF ASSETS."

    The Company intends to generate net income for distribution to stockholders from the spread between the interest income earned on its investment portfolio and the cost of financing and hedging the portfolio. The Company will elect to be taxed as a REIT under the Code. The Company generally will not be subject to federal income tax provided that it distributes its income to its stockholders and maintains its qualification as a REIT. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." LASER Capital LLC, which specializes in managing investments in Mortgage Securities for institutions and other sophisticated investors, will manage the Company's day-to-day operations. The Manager is newly organized and has applied to become a registered investment adviser. See "APPENDIX A--Past Performance Results."

INVESTMENT STRATEGY

    The Company's investment strategy will be to create and manage an investment portfolio, principally of Mortgage Assets, that, in combination with financing and hedging activities, will generate income for distribution to its stockholders while preserving the Company's capital base. The Company intends generally to hold its Mortgage Assets to maturity and, therefore, expects to have a low turnover of the investments in its portfolio.

    The Company intends to acquire the following types of investments: (i) fixed and adjustable rate Privately-Issued Certificates and Agency Certificates; (ii) CMOs; (iii) Mortgage Loans, which will be pooled and securitized to provide long-term, non-recourse financing for the Company; (iv) Mortgage Derivatives, including IOs; (v) Subordinate Interests; and (vi) other fixed-income securities which are non-Qualified Real Estate Assets, in an amount not to exceed 10% of total assets. Consistent with the Company's policy of maintaining its status as a REIT for federal income tax purposes, substantially all of the Company's assets will consist of Qualified Real Estate Assets.

    The Company will invest at least 70% of its assets in High Quality Mortgage Securities, High Quality Mortgage Loans and other High Quality investments. The Company intends to securitize substantially all the Mortgage Loans it acquires primarily by issuing structured debt, such as CMOs, and to retain Subordinate Interests in the pools of Mortgage Loans it securitizes. The remainder of the Company's assets, not to exceed 30%, are expected to consist of non-High Quality fixed-income securities and Mortgage Loans that are primarily Qualified Real Estate Assets. To minimize the potentially higher level of credit and liquidity risk of these securities, the Company will limit its investments in, and diversify its portfolio of, non-High Quality securities.

    References to ratings of Mortgage Assets (whether assigned by a Rating Agency or, if unrated, deemed by the Manager to be of comparable credit quality to rated securities) apply only at the time a transaction is entered into by the Company. Any subsequent change in a rating assigned to a Mortgage Asset or change in the percentage of Company assets invested in certain Mortgage Assets or other instruments resulting from market fluctuations or other changes in the Company's total assets will not require the Company to dispose of an investment. If different Rating Agencies assign different ratings to the same Mortgage Assets, the Company will determine which rating it believes most accurately reflects the Mortgage Asset's quality and risk at that time.

    The Company's policy is to acquire those Mortgage Assets which it believes are likely to generate the highest returns on capital invested, after considering (i) the amount and nature of anticipated cash flows from the asset, (ii) the Company's ability to pledge the asset to secure collateralized borrowings, (iii) the capital requirements resulting from the purchase and financing of the asset, and (iv) the costs of financing, hedging and managing the asset. Prior to acquisition, potential returns on capital employed will be assessed over the life of the asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios. In managing the Company's portfolio, the Manager also will consider balance sheet management and risk diversification issues.

    Mortgage Assets generally will be held to maturity. In addition, the REIT Provisions of the Code limit, in certain respects, the ability of the Company to sell Mortgage Assets. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." However, from time to time, Mortgage Assets may be sold for a number of reasons, including to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of Mortgage Asset for another, to improve yield, to maintain compliance with the 55% Requirement under the Investment Company Act, and generally to restructure the balance sheet when the Manager deems such action advisable. The Manager will select any Mortgage Assets to be sold according to the particular purpose such sale will serve. The Company's Board of Directors has not adopted a policy that would restrict the Manager's authority to determine the timing of sales or the selection of Mortgage Assets to be sold.

    As a requirement for maintaining REIT status, the Company intends to distribute to stockholders aggregate dividends equaling at least 95% of its Taxable Income. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." The Company could make additional distributions of capital when the return expectations of the stockholders appear to exceed returns potentially available to the Company through making new investments in Mortgage Assets. Subject to the limitations of applicable state securities and corporation laws, the Company may distribute capital by making purchases of its own capital stock or paying dividends in excess of earnings.

    The Company's asset acquisition and investment strategy may change over time in response to changing market conditions.

OPERATING POLICIES AND STRATEGIES

    OPERATING POLICIES

    The Board of Directors has established certain operating policies (the "Guidelines") for the Company. Except as specifically prohibited by the Company's Charter or Bylaws, the Board of Directors may, in its discretion, revise the Company's operating policies and financing strategies, operating policies, including the Guidelines, and financing strategies, from time to time, in response to changes in market conditions without stockholder approval. Any such revisions to operating policies and financing strategies are subject to approval of the Independent Directors.

    The Company also has adopted compliance guidelines, including restrictions on acquiring, holding and selling assets, to ensure that the Company continues to qualify as a REIT. Before acquiring any asset, the Manager will determine whether such asset would constitute a Qualified Real Estate Asset. Substantially all of the assets that the Company intends to acquire are expected to be Qualified Real Estate Assets. The Company will regularly monitor purchases of Mortgage Assets and the income generated from such assets, including income from its hedging activities, in an effort to ensure that at all times the Company maintains its qualification as a REIT and its exemption under the Investment Company Act. The Company has engaged a nationally recognized independent public accounting firm to assist it in developing internal accounting and testing procedures and to assist in monitoring and conducting quarterly compliance reviews to determine compliance with the REIT Provisions of the Code.

    CAPITAL AND LEVERAGE POLICIES

    The Company's operations are expected to be highly leveraged. Initially, the Company intends to finance its acquisition of Mortgage Assets through the proceeds of the Offering and, thereafter, primarily by borrowing against or "leveraging" its existing portfolio and using the proceeds to acquire additional Mortgage Assets. See "RISK FACTORS--Operating Risks--Risk of Substantial Leverage and Potential Net Interest and Operating Losses." The Company expects to incur debt such that it will maintain an equity-to-assets ratio of between 6% to 10%, although the actual ratio may be higher or lower from time to time depending on market conditions and other factors deemed relevant by the Manager. The Company's Charter and Bylaws do not limit the amount of indebtedness the Company can incur, and the Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time. However, the Company intends to maintain an adequate capital base to protect against interest rate environments in which the Company's financing and hedging costs might exceed interest income from its Mortgage Assets. These conditions could occur, for example, when, due to interest rate fluctuations, interest income on the Company's Mortgage Assets (which occur during periods of rapidly rising interest rates or during periods when the Mortgage Loans in the portfolio are prepaying rapidly) lags behind interest rate increases in the Company's variable rate borrowings. See "RISK FACTORS--Operating Risks-- Economic Conditions--Risk of Interest Rate Fluctuations" and "--Interest Rate Mismatch Between Asset Yields and Borrowing Rates." The Company intends to enter into hedging transactions in an effort to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, Mortgage Derivatives and other hedging instruments. See "--Securitization."

    SHORT-TERM BORROWING

    Mortgage Assets, other than securitized Mortgage Loans, will be financed primarily at short-term borrowing rates through reverse repurchase agreements, dollar roll agreements, loan agreements, lines of credit, commercial paper borrowings and other credit facilities with institutional lenders. Reverse repurchase agreements and dollar roll agreements are sales of pledged securities to a lender at discounted prices in return for an agreement by the lender to resell the same or substantially similar securities to the borrower on some future date at an agreed price.

    Reverse repurchase agreements are structured as sale and repurchase obligations which allow a borrower to pledge purchased Mortgage Assets as collateral securing short-term loans to finance the purchase of such Mortgage Assets. Typically, the lender in a reverse repurchase arrangement makes a loan in an amount equal to a percentage of the market value of the pledged collateral. At maturity, the borrower is required to repay the loan and the pledged collateral is released. Pledged Mortgage Assets continue to pay principal and interest to the borrower.

    A dollar roll agreement provides for the sale and delayed delivery of Mortgage Securities and a simultaneous forward repurchase commitment by the borrower to repurchase the same or a substantially similar security on a future date. During the roll period, the borrower foregoes principal and interest payments on the Mortgage Securities, but is compensated by the interest earned on the cash proceeds of the initial sale of the Mortgage Securities and the spread on the forward repurchase price. Because the dollar roll provides a borrower with funds for the roll period, its value may be expressed as an "implied financing rate." Dollar rolls are a favorable means of financing when the forward repurchase price is low compared to the initial sale price, making the implied financing rate lower than alternative short-term borrowing rates. The Company's ability to enter into dollar roll agreements may be limited in order to maintain the Company's status as a REIT or to avoid the imposition of tax on the Company. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    The Company expects that reverse repurchase agreements and, to the extent consistent with the REIT Provisions of the Code, dollar roll agreements will be, together with Mortgage Loan securitizations, the principal means of leveraging its Mortgage Assets. The Company intends to enter into reverse repurchase agreements with financially sound institutions, including broker/dealers, commercial banks and other lenders, which meet credit standards established by the Board of Directors. Upon repayment of a reverse repurchase agreement, or a repurchase pursuant to a dollar roll agreement, the Company intends to pledge the same collateral promptly to secure a new reverse repurchase agreement or will sell similar collateral pursuant to a new dollar roll agreement. Since the Company is newly-formed and has not commenced operations, it has not yet established any lines of credit or collateralized financing facilities. The Company has conducted preliminary discussions with potential lenders and believes, on the basis of these discussions, that it will be able to obtain financing in amounts and at interest rates consistent with the Company's financing objectives.

    The reverse repurchase and dollar roll agreements also would require the Company to deposit additional collateral (a "margin call") or reduce its borrowings thereunder, if the market value of the pledged collateral declines. This may require the Company to sell Mortgage Assets to provide such additional collateral or to reduce its borrowings. The Company intends to maintain an equity cushion sufficient to provide liquidity in the event of interest rate movements and other market conditions affecting the market value of the pledged Mortgage Assets. However, there can be no assurance that the Company will be able to safeguard against being required to sell Mortgage Assets in the event of a change in market conditions.

    SECURITIZATION

    The Company intends to acquire and accumulate Mortgage Loans for securitization. Securitization is the process of pooling Mortgage Loans in a trust or other special purpose vehicle and issuing securities, such as CMOs, from the special purpose vehicle. The Company intends to securitize Mortgage Loans by issuing structured debt. Under this approach, for accounting purposes, the securitized Mortgage Loans will remain on the Company's balance sheet as assets and the debt obligations (I.E., the CMOs) will appear as liabilities. The proceeds of securitizations by the Company will be applied against preexisting borrowings (I.E., borrowings under reverse repurchase or dollar roll agreements). Issuing structured debt in this manner locks in less expensive, long-term, non-recourse financing that better matches the terms of the Mortgage Loans serving as collateral for such debt. Each series of Mortgage Securities created by securitization is expected to be fully payable from the collateral pledged to secure the series. Except upon a breach of the standard representations and warranties made by the Company when loans are securitized, the debt obligations created in the securitization will be non-recourse to the Company.

    The Company anticipates that the proceeds from its securitizations will be available to acquire additional Mortgage Loans and other investments. Securitizations provide long-term financing and are not subject to margin calls if an increase in interest rates reduces the value of the underlying Mortgage Loans.

    The Company also may employ, from time to time, other forms of securitization under which a "sale" of an interest in the Mortgage Loans occurs, and a resulting gain or loss is recorded on the Company's balance sheet for accounting purposes at the time of sale. Under this form of securitization, only the net retained interest in the securitized Mortgage Loans would remain on the Company's balance sheet. The Company may elect to conduct certain of its securitization activities, including such sales, through one or more taxable subsidiaries or through "Qualified REIT Subsidiaries", as defined under the REIT Provisions of the Code, formed for such purpose.

    The Company expects that its retained interests in the securitizations will be subordinated with respect to payments of principal and interest on the underlying Mortgage Loans to the classes of securities issued to investors in such securitizations. Accordingly, any losses incurred on the underlying Mortgage Loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, any further losses would be borne by investors or, if used, by the monoline insurers in such securitizations rather than the Company.

    Typically, in connection with the creation of a new Mortgage Loan securitization, the issuer generally will be required to enter into a master servicing agreement with respect to such series of Mortgage Securities with an entity acceptable to the Rating Agencies, that regularly engages in the business of servicing Mortgage Loans (the "Master Servicer"). Currently, the Company does not engage in this business.

    The Company intends to structure its securitizations so as to avoid the attribution of any Excess Inclusion Income to the Company's stockholders. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Taxation of Stockholders."

    HEDGING ACTIVITIES

    The Company intends to enter into hedging transactions to protect its investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, Mortgage Derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as the Manager determines is in the best interest of the Company's stockholders, given the cost of such hedges and the need to maintain the Company's status as a REIT. The Manager may elect to have the Company bear a level of interest rate risk that could otherwise be hedged when the Manager believes, based on all relevant facts, that bearing such risk is advisable.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a counterparty with which the Company has entered into a hedging transaction will most likely result in a default. The default of a counterparty with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. Although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    The Company intends to protect its investment portfolio against the effects of significant interest rate fluctuations and to preserve the net income flows and capital value of the Company. Specifically, the Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed-rates or other limitations on coupon rate adjustment, such as interest rate caps, associated with its Mortgage Assets and the shorter term variable nature of the Company's related borrowings.

    The Company's hedging activities are intended to address both income and capital preservation. Income preservation refers to maintaining a stable spread between yields from Mortgage Assets and the Company's borrowing costs across a reasonable range of adverse interest rate environments. Capital preservation refers to maintaining a relatively steady level in the market value of the Company's capital across a reasonable range of adverse interest rate scenarios. To monitor and manage capital preservation risk, the Company will measure the "duration" of its capital. The duration of capital is the expected change in the market value of the Company's capital caused by a 1% change in interest rate. To monitor duration and the related risks of fluctuations in the liquidation value of the Company's equity, the Company will model the impact of various economic scenarios on the market value of the Company's Mortgage Assets, liabilities and hedging instruments.

    The Company believes its hedging activities will provide a level of income and capital protection against reasonable interest rate risks. However, no strategy can insulate the Company completely from such risks, and certain of the federal income tax requirements that the Company must satisfy to qualify as a REIT limit the Company's ability to hedge. The Company intends to monitor its hedging activity carefully and may have to limit its hedging strategies so that it does not realize excessive income from hedging activities or hold hedging instruments having excess value in relation to total assets, which would result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

    Hedging activity involves transaction costs, and such costs can increase significantly as the period covered by such activity increases. Therefore, the Company may be prevented from effectively hedging all of its interest rate risk. Certain losses incurred in connection with hedging activities may be capital losses that would not be deductible to offset ordinary REIT income. In such a situation, the Company would have incurred an economic loss of capital that would not be deductible to offset the ordinary income from which dividends must be paid.

EMPLOYEES

    The Company initially expects to have five employees. The Manager will employ the four executive officers of the Company and four additional employees. Each of the investment professionals of the Manager has at least ten years' experience in mortgage research, mortgage finance and investment management.

FACILITIES

    The Company's executive offices are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

LEGAL PROCEEDINGS

    There are no pending legal proceedings to which the Company is a party or to which any property of the Company is subject.

                             DESCRIPTION OF ASSETS

    The Company intends to acquire the following types of investments subject to the operating restrictions described in "BUSINESS--Operating Policies and Strategies."

MORTGAGE LOANS

    The Company intends to acquire and accumulate fixed and adjustable-rate Mortgage Loans secured by first or second liens on single-family (one-to-four unit) residential, multi-family residential, commercial or other real property as part of its investment strategy.

    The Company may acquire Mortgage Loans directly from Mortgage Sellers which include originators, and entities holding Mortgage Loans originated by others throughout the United States, such as savings and loans associations, banks, mortgage bankers, home builders, insurance companies and other mortgage lenders. The Board of Directors of the Company has not established any limits upon the geographic concentration of Mortgage Loans to be acquired by the Company or the credit quality of the Mortgage Sellers.

    The Company may issue commitments ("Commitments") to purchase Mortgage Loans to Mortgage Sellers that follow policies and procedures that generally comply with FHLMC, FNMA and GNMA regulations and guidelines and with all applicable federal and state laws and regulations for loans secured by single-family residential properties. In addition, Commitments may be issued for Agency Certificates, Privately-Issued Certificates and Mortgage Loans. These Commitments will obligate the Company to purchase Mortgage Assets from the holders of the Commitment for a specific period of time, in a specific aggregate principal amount and at a specified price and margin over an index. Although the Company may commit to acquire Mortgage Loans prior to funding, all loans are expected to be fully funded prior to their acquisition by the Company. Following the issuance of Commitments, the Company will be exposed to risks of interest rate fluctuations similar to those risks on the Company's Mortgage Assets. See "RISK FACTORS--Operating Risks--Economic Conditions."

    The Mortgage Loans will be acquired by the Company and held until a quantity sufficient for securitization has been accumulated. During the accumulation period, the Company will be subject to risks of borrower defaults, bankruptcies, fraud losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under Mortgage Loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the Mortgage Loan. Also, during the accumulation period, the costs of financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans. No assurance can be given that any mortgage, fraud or hazard insurance will adequately cover a loss suffered by the Company. See "CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND REAL PROPERTY INVESTMENTS."

    It is anticipated that each Mortgage Loan purchased will have a commitment for mortgage pool insurance from a monoline insurance company with a claims paying ability in one of the two highest rating categories of a Rating Agency. Mortgage pool insurance insures the payment of certain portions of the principal and interest on Mortgage Loans. In lieu of mortgage pool insurance, the Company may arrange for other forms of credit enhancement, such as letters of credit, subordination of cash flows, corporate guarantees, establishment of reserve accounts or over-collateralization. The Company expects that all Mortgage Loans to be acquired will be reviewed by a mortgage pool insurer or other qualified mortgage loan underwriter to ensure that the credit quality of the Mortgage Loans meets the insurer's guidelines, and the Company intends to rely primarily upon this credit evaluation rather than making its own independent credit review in determining whether to purchase a Mortgage Loan. Credit losses covered by the mortgage pool insurance policies or other forms of credit enhancement are restricted to the limits of their contractual obligations and may be lower than the principal amount of the Mortgage Loans. The mortgage pool insurance or credit enhancement will be issued when the Mortgage Loan is subsequently securitized, and the Company will be at risk for credit losses on that Mortgage Loan prior to its securitization.

    In addition to credit enhancement, the Company may obtain a commitment for special hazard insurance on the Mortgage Loans, if available at reasonable cost, to protect against casualty losses not usually covered by standard hazard insurance. This special hazard insurance does not cover losses during the accumulation period, but coverage commences at the time the Mortgage Loans are pledged as collateral for a securitization. Accordingly, the risks associated with such special hazard losses exist only between the time the Company purchases a Mortgage Loan and the subsequent securitization.

    In connection with the Company's acquisition of Mortgage Loans, Mortgage Sellers generally make representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards and as to the accuracy of information. In the event of a breach of these representations and warranties, the Mortgage Sellers may become liable for certain damages or be required to repurchase such loans. The Company will provide similar representations and warranties when the Company sells or pledges the Mortgage Loans as collateral for Mortgage Securities. Although the Company will have recourse to the Mortgage Sellers based on the its representations and warranties, the Company will be at risk for loss to the extent the Mortgage Seller does not perform its repurchase obligations. If a Mortgage Loan becomes delinquent and the mortgage pool insurer is able to prove that there was fraud or misrepresentation in connection with the origination of the Mortgage Loan, the mortgage pool insurer will not be liable for the portion of the loss attributable to such fraud or misrepresentation.

PASS-THROUGH CERTIFICATES

    The Company's investments in Mortgage Securities are expected to be concentrated in Pass-Through Certificates. The Pass-Through Certificates to be acquired by the Company will consist primarily of High Quality fixed and adjustable rate Agency Certificates and Privately-Issued Certificates and will represent interests in Mortgage Loans primarily secured by liens on single-family residential, multi-family residential and commercial real properties, but also may be secured by liens on other types of real property.

    FHLMC CERTIFICATES

    FHLMC is a privately-owned, government-sponsored enterprise created pursuant to an act of Congress. FHLMC purchases conventional conforming Mortgage Loans or participation interests therein and resells the loans and participations so purchased in the form of guaranteed, mortgage-backed securities. FHLMC guarantees to each holder of FHLMC certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's PRO RATA share of the unpaid principal balance of the related Mortgage Loans, but does not guarantee the timely payment of scheduled principal of the underlying Mortgage Loans. Under FHLMC's Gold PC Program, FHLMC guarantees the timely payment of principal based on the difference between the pool factor published in the month preceding the month of distribution and the pool factor published in such month of distribution. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the U.S. government. If FHLMC were unable to satisfy such obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FHLMC certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

    FHLMC certificates may be backed by pools of Mortgage Loans secured by single-family or multi-family residential properties. Such underlying Mortgage Loans may have original terms to maturity of up to 40 years. FHLMC certificates may be issued under Cash Programs (composed of Mortgage Loans purchased from a number of sellers) or Guarantor Programs (composed of Mortgage Loans purchased from one seller in exchange for participation certificates representing an interest in the Mortgage Loans purchased). FHLMC certificates may pay interest at a fixed or adjustable rate. The interest rate paid on FHLMC adjustable rate mortgage ("ARM") certificates adjusts periodically within 60 days prior to the month in which the interest rates on the underlying Mortgage Loans adjust. The interest rates paid on FHLMC ARM certificates issued under FHLMC's standard ARM programs adjust in relation to the Treasury Index. Other specified indices used in FHLMC ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco (the "11th District Index"), LIBOR and other indices. Interest rates paid on fully-indexed FHLMC ARM certificates equal the applicable index rate plus a specified number of basis points ranging typically from 125 to 250 basis points. In addition, the majority of series of FHLMC ARM certificates issued to date have evidenced pools of Mortgage Loans with monthly, semi-annual or annual interest adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FHLMC programs include Mortgage Loans which allow the borrower to convert the adjustable mortgage interest rate of its ARMs to a fixed rate. ARMs which are converted into fixed rate Mortgage Loans are repurchased by FHLMC, or by the seller of such loan to FHLMC, at the unpaid principal balance thereof plus accrued interest to the due date of the last adjustable rate interest payment.

    FNMA CERTIFICATES

    FNMA is a privately-owned, federally chartered corporation that provides funds to the mortgage market primarily by purchasing Mortgage Loans (with respect to residential properties) from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to each registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest at the rate provided by the FNMA certificate on the Mortgage Loans in the pool underlying the FNMA certificate whether or not received, and the full principal amount of any such Mortgage Loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the U.S. government. If FNMA were unable to satisfy such obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FNMA certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

    FNMA certificates may be backed by pools of Mortgage Loans secured by single-family or multi-family residential properties. The original terms to maturities of the Mortgage Loans generally do not exceed 40 years. FNMA certificates may pay interest at a fixed rate or adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA's guarantee fee. The specified index used in each such series has included the Treasury Index, the 11(th) District Index, LIBOR and other indices. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of basis points ranging typically from 125 to 250 basis points. In addition, the majority of series of FNMA ARM certificates issued to date have evidenced pools of Mortgage Loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FNMA programs include Mortgage Loans which allow the borrower to convert the adjustable mortgage interest rate of its ARM to a fixed rate. ARMs which are converted into fixed rate Mortgage Loans are repurchased by FNMA, or by the seller of such loans to FNMA, at the unpaid principal balance thereof plus accrued interest to the due date of the last adjustable rate interest payment. Adjustments to the interest rates on FNMA ARM certificates are typically subject to lifetime caps and periodic rate or payment caps.

    GNMA CERTIFICATES

    GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development ("HUD"). GNMA guarantees the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the United States Federal Housing Authority (the "FHA") and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. GNMA certificates are general obligations of the U.S. government.

    GNMA certificates may pay a fixed or adjustable coupon rate. At present, most GNMA certificates issued under GNMA's standard ARM program adjust annually in relation to the Treasury Index. Interest rates paid on GNMA ARM certificates typically equal the index rate plus 150 basis points. Adjustments in the interest rate are generally limited to an annual increase or decrease of 100 basis points and to a lifetime cap of 500 basis points over the initial coupon rate.

    PRIVATELY-ISSUED CERTIFICATES

    Privately-Issued Certificates are structured similarly to Agency Certificates and are issued by originators of, and investors in, Mortgage Loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose subsidiaries of such institutions. Privately-Issued Certificates are usually backed by a pool of fixed or adjustable rate Mortgage Loans and are generally structured with one or more types of credit enhancement, including mortgage pool insurance or subordination. However, Privately-Issued Certificates are typically not guaranteed by an entity having the credit status of FHLMC, FNMA or GNMA.

CMOS

    The Company may invest, from time to time, in adjustable rate and fixed rate CMOs issued by private issuers or FHLMC, FNMA or GNMA. CMOs are a series of bonds or certificates ordinarily issued in multiple classes, each of which consists of several classes with different maturities and often complex priorities of payment, secured by a single pool of Mortgage Loans, Pass-Through Certificates, other CMOs or other Mortgage Assets. Principal prepayments on collateral underlying a CMO may cause it to be retired substantially earlier than the stated maturities or final distribution dates. Interest is paid or accrues on all interest bearing classes of a CMO on a monthly, quarterly or semi-annual basis. The principal and interest on underlying Mortgages Loans may be allocated among the several classes of a series of a CMO in many ways, including pursuant to complex internally leveraged formulas that make the CMO class especially sensitive to interest rate or prepayment risk.

    CMOs may be subject to certain rights of issuers thereof to redeem such CMOs prior to their stated maturity dates, which may have the effect of diminishing the Company's anticipated return on its investment. Privately-issued single-family, multi-family and commercial CMOs are supported by private credit enhancements similar to those used for Privately-Issued Certificates and are often issued as senior-subordinated Mortgage Securities. The Company intends to only acquire CMOs or multi-class Pass-Through certificates that constitute debt obligations or beneficial ownership in grantor trusts holding Mortgage Loans, or regular interests in real estate mortgage investment conduits ("REMICs"), or that otherwise constitute Qualified Real Estate Assets (provided that the Company has obtained a favorable opinion of the Company's Special Tax Counsel or a ruling from the Service to that effect).

MORTGAGE DERIVATIVES

    The Company may acquire Mortgage Derivatives, including IOs, Inverse IOs, Sub IOs and floating rate derivatives, as market conditions warrant. Mortgage Derivatives provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying Mortgage Loans. Payments on Mortgage Derivatives are highly sensitive to the rate of prepayments on the underlying Mortgage Loans. In the event of more rapid than anticipated prepayments on such Mortgage Loans, the rates of return on Mortgage Derivatives representing the right to receive interest only or a disproportionately large amount of interest, I.E. IOs, would be likely to decline. Conversely, the rates of return on Mortgage Derivatives representing the right to receive principal only or a disproportional amount of principal, I.E. POs, would be likely to increase in the event of rapid prepayments.

    Some IOs in which the Company may invest, such as Inverse IOs, bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specific index. The yield to maturity of an Inverse IO is extremely sensitive to changes in the related index. The Company also may invest in inverse floating rate Mortgage Derivatives which are similar in structure and risk to Inverse IOs, except they generally are issued with a greater stated principal amount than Inverse IOs.

    Other IOs in which the Company may invest, such as Sub IOs, have the characteristics of a Subordinate Interest. A Sub IO is entitled to no payments of principal; moreover, interest on a Sub IO often is withheld in a reserve fund or spread account to fund required payments of principal and interest on more senior tranches of Mortgage Securities. Once the balance in the spread account reaches a certain level, excess funds are paid to the holders of the Sub IO. These Sub IOs provide credit support to the senior classes and thus bear substantial credit risks. In addition, because a Sub IO receives only interest payments, its yield is extremely sensitive to the rate of prepayments (including prepayments as a result of defaults) on the underlying Mortgage Loans.

    IOs can be an effective hedging device because they generally increase in value as fixed rate Mortgage Securities decrease in value. The Company also may invest in other types of derivatives currently available in the market and other Mortgage Derivatives that may be developed in the future if the Manager determines that such investments would be advantageous to the Company. The Company does not intend to purchase REMIC residuals or other CMO residuals.

SUBORDINATE INTERESTS

    The Company intends to retain a Subordinate Interest in the pools of Mortgage Loans it securitizes and to acquire Subordinate Interests in pools of Mortgage Loans securitized by others. The credit quality of Mortgage Loans and the Mortgage Securities utilizing Mortgage Loans as the underlying collateral, depends on a number of factors, including their loan-to-value ratio, their terms and the geographic diversification of the location of the properties securing the Mortgage Loans and, in the case of multi-family and commercial properties, the creditworthiness of tenants.

    In a securitization, the principal of and interest on the underlying Mortgage Loans may be allocated among several classes of Mortgage Securities in many ways and the credit quality of a particular class depends primarily on its payment priority. In a typical securitization, the Subordinate Interests absorb losses from defaults or foreclosures on the Mortgage Loan collateral before such losses are allocated to senior classes, providing credit protection to more senior classes. As a result, Subordinate Interests carry significant credit risks. Subordinate Interests in a typical securitization are subject to a substantially greater risk of non-payment than more senior classes. Accordingly, Subordinate Interests are assigned lower credit ratings, or no rating at all. Neither the Subordinate Interests nor the underlying mortgages are guaranteed by agencies, or instrumentalities of the U.S. government.

    As a result of the typical "senior-subordinated" structure, Subordinate Interests will be extremely sensitive to losses on the underlying Mortgage Loans. For example, if the Company owns a $10 million Subordinate Interest in an issuance of Mortgage Securities consisting of $100 million of Mortgage Loan collateral, a 7% loss on the underlying Mortgage Loans will result in a 70% loss on the Subordinate Interest. Accordingly, the holder of the Subordinate Interest is particularly interested in minimizing the loss frequency (the percentage of the Mortgage Loan balances that default over the life of the Mortgage Loan collateral) and the loss severity (the amount of loss on a defaulted Mortgage Loan, I.E., the principal amount of the Mortgage Loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying Mortgage Loans. The loss frequency on a pool of Mortgage Loans will depend upon a number of factors, most of which will be beyond the control of the Company or the applicable Master Servicer.

    Many of the Subordinate Interests to be acquired by the Company will not have been registered under the Securities Act, but instead, will have initially been sold in private placements. Such unregistered Subordinate Interests will be subject to certain restrictions on resale and, accordingly, will have more limited marketability and illiquidity. Although there are some exceptions, most issuers of multi-class Mortgage Securities elect to be treated, for federal income tax purposes, as REMICs. The Company intends to acquire only Subordinate Interests that are treated as regular interests in REMICs. Although the Company's strategy is to purchase Subordinate Interests at a price designed to return the Company's investment and generate a profit thereon, there can be no assurance that such goal will be met or that the Company's investment in a Subordinate Interest will be returned in full or at all.

OTHER ASSETS

    The Company may invest in fixed-income securities that are not Mortgage Assets, including securities issued by corporations or issued or guaranteed by U.S. or sovereign foreign entities, loan participations, emerging market debt, high yield debt and collateralized bond obligations, denominated in U.S. dollars. A portion of these assets will be non-High Quality securities.

                                  THE MANAGER

    The day-to-day business and investment affairs of the Company will be managed by the Manager subject to the supervision of the Company's Board of Directors (the "Board of Directors"). The Manager is a Delaware limited liability company, certain of whose members are directors or officers of the Company. The Manager was organized in August 1997 and specializes in managing investments in Mortgage Securities. The Manager has applied to become a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Manager employs investment professionals each of whom has at least ten years' experience in mortgage research, mortgage finance and investment management; however, neither the Manager nor its investment professionals have previously managed a REIT. The Manager's investment professionals currently manage over $300 million of capital invested primarily in $3.9 billion of Mortgage Securities. See "APPENDIX A--Past Performance Results" for information relating to the prior performance of the Manager's investment professionals using an investment strategy similar to the strategy to be employed by the Manager in managing the Company's investments.

    The directors and executive officers of the Manager are as follows:

NAME                                                       AGE                    POSITION WITH THE MANAGER
-----------------------------------------------------      ---      -----------------------------------------------------
Michael L. Smirlock, Ph.D.*..........................          41   Chief Executive Officer, President and Director
Thomas G. Jonovich*..................................          33   Chief Financial Officer
Peter T. Zimmermann*.................................          31   Vice President and Director
Robert J. Gartner*...................................          35   Vice President and Secretary
Lawrence P. O'Friel..................................          31   Director

------------------------

*   These persons also serve as directors or officers of the Company.

    MICHAEL L. SMIRLOCK, Ph.D. has been the Chief Executive Officer, President and a Director of the Manager since its inception and is one of its founders. Mr. Smirlock is also the Chairman of the Board, President, Chief Executive Officer and a Director of the Company. Mr. Smirlock currently directs the investment of over $300 million in capital invested primarily in $3.9 billion of Mortgage Securities for institutions and other sophisticated investors. Prior to forming the Manager, Mr. Smirlock was a principal of Appaloosa Management L.P. ("Appaloosa"), where he managed investment vehicles and accounts investing primarily in Mortgage Securities since 1994. See "APPENDIX A--Past Performance Results." From 1990 through 1993, Mr. Smirlock was Domestic Fixed Income Chief Investment Officer for Goldman Sachs Asset Management ("GSAM"), a division of Goldman, Sachs & Co., and a partner of Goldman, Sachs & Co. From 1988 to 1990, Mr. Smirlock served as the head of the Asset Acquisition Group at Franklin Savings Association. Mr. Smirlock was an Associate Professor of Finance at the Wharton School of Business of the University of Pennsylvania from 1982 to 1990.

    THOMAS G. JONOVICH has been the Chief Financial Officer of the Manager since its inception. Mr. Jonovich is also the Chief Financial Officer and Treasurer of the Company. Before joining the Manager, Mr. Jonovich was employed by Appaloosa, since April 1997, where he was chief accountant for funds investing in Mortgage Securities. From April 1996 until April 1997, Mr. Jonovich was a Fund Accounting Manager with Individual Investor Group, Inc., a private investment adviser. He was a Senior Accountant at Steinhardt Management Company Inc., an investment advisory firm, from September 1993 to May 1996 and at Gershon, Pierce and Company, a public accounting firm, from November 1991 to September 1993. Mr. Jonovich is a certified public accountant.

    PETER T. ZIMMERMANN has been Vice President and a Director of the Manager since its inception. Mr. Zimmermann is also Chief Operating Officer of the Company. Before joining the Manager, Mr. Zimmerman was employed by Appaloosa, since October 1994, where he assisted Mr. Smirlock in the management of investments, primarily in Mortgage Securities. Before joining Appaloosa,

Mr. Zimmermann was a Vice President and Mortgage Portfolio Manager for GSAM, where he was employed since 1990. While at GSAM, he specialized in adjustable rate mortgages and was responsible for the management of over $6 billion in fixed-income mortgage assets. Mr. Zimmermann was an associate at Franklin Savings Association prior to joining GSAM.

    ROBERT J. GARTNER has been a Vice President and Secretary of the Manager since its inception. Mr. Gartner is also a Vice President and Secretary of the Company. Before joining the Manager, Mr. Gartner was employed by Appaloosa, since January 1997, where he assisted Mr. Smirlock in the management of investments, primarily in Mortgage Securities. Before joining Appaloosa, Mr. Gartner held various positions at Donaldson, Lufkin & Jenrette Securities Corporation from 1987, including Vice President and trader in the mortgage-backed securities department.

    LAWRENCE P. O'FRIEL has been a Director of the Manager since its inception. Since October 1993, Mr. O'Friel has been employed by Appaloosa, where he is a principal and is the chief accounting officer. Mr. O'Friel had previously been associated with Tiger Management, a private investment adviser, from December 1991 to September 1993 and Ernst & Young LLP from September 1989 to December 1991.

    Except as described below, there have been no material administrative, civil or criminal actions against the Manager or its principals during the preceding five years. On November 29, 1993, the Commission issued an order (the "Order") pursuant to Sections 203(f) and 203(k) of the Advisers Act in connection with certain securities transactions executed between December 1992 and February 1993 while Mr. Smirlock was Chief Investment Officer for GSAM. The Commission found that Mr. Smirlock violated the Advisers Act by (i) causing to be executed a series of purchase transactions in Mortgage Securities for which he failed to promptly prepare order tickets allocating the securities to specific client accounts and (ii) causing to be executed two securities transactions between client accounts without obtaining independent evaluations of the prices at which he instructed the transactions to be executed in order to ensure that the best price and execution were obtained for the clients. The Commission (i) ordered Mr. Smirlock to cease and desist from committing or causing any violation of the provisions of the Advisers Act set forth in the Order, (ii) suspended him from association with any broker, dealer, investment adviser, investment company or municipal securities dealer for a three-month period and (iii) required him to pay a penalty of $50,000. Contemporaneously with the issuance of the Order, Mr. Smirlock submitted an Offer of Settlement to the Commission, which the Commission accepted, in which he consented to the Commission's issuance of the Order, without admitting or denying the findings set forth therein.

    The address of the Manager is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

    A majority of the equity of the Manager is owned by Appaloosa Partners Inc. David A. Tepper, a director of the Company, indirectly owns all of the equity of Appaloosa Partners Inc. The remaining equity of the Manager is owned by Mr. Smirlock.

THE MANAGEMENT AGREEMENT

    The Company will enter into the Management Agreement with the Manager for an initial term expiring on December 31, 2002. Thereafter, successive renewals, each for a period of three years, may be made by agreement between the Company and the Manager, subject to the affirmative vote of a majority of the Independent Directors. Either the Company or the Manager may terminate, or decline to extend the term of, the Management Agreement without cause at any time upon 60 days' written notice to the other party. The Company may do so by a majority vote of the Independent Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock. In addition, the Company has the right to terminate the Management Agreement upon the occurrence of certain specified events, including a material breach by the Manager of any provision contained in the Management Agreement. The Manager has agreed that, during the term of the Management Agreement, it shall not manage another mortgage REIT without the prior approval of the Independent Directors. In connection with such forbearance on the Manager's part, the Company has agreed that, during the term of the Management Agreement, if the

Management Agreement is terminated by the Company without cause, the Manager will be entitled to receive an amount equal to the aggregate management fees (including the incentive fee) paid or payable in respect of the prior three years, or, if such termination occurs within the first three years after the closing of the Offering, an amount equal to three times the average annual management fee paid or payable in respect of such period. See "SHARES ELIGIBLE FOR FUTURE SALE."

    The Manager at all times will be subject to the supervision of the Company's Board of Directors and will have only such functions and authority as the Company may delegate to it. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, among other things:

        (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of the Guidelines by the Board of Directors;

        (ii) advising the Company in connection with the purchase and commitment to purchase Mortgage Assets, the sale and commitment to sell Mortgage Assets, and the maintenance and administration of its portfolio of Mortgage Assets;

       (iii) arranging for the securitization of Mortgage Loans;

        (iv) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

        (v) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

        (vi) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

       (vii) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary to the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer systems to perform such administrative functions;

      (viii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

        (ix) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for Mortgage Loans purchased by the Company and arranging for the monitoring and administering of such servicer;

        (x) counseling the Board of Directors in connection with policy decisions;

        (xi) engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT and with the Guidelines;

       (xii) arranging financing of the type described under "BUSINESS--Operating Policies and Strategies--Capital and Leverage Policies;"

      (xiii) supervising compliance with the REIT Provisions of the Code and Investment Company Act requirements;

       (xiv) upon request by, and in accordance with the directions of, the Board of Directors, investing or reinvesting any monies of the Company;

       (xv) qualifying and causing the Company to qualify to do business in all applicable jurisdictions;

       (xvi) causing the Company to retain qualified accountants and tax experts for at least a two-year period to assist in developing appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews; and

      (xvii) monitoring the servicing of the Company's Mortgage Loans, including negotiating servicing agreements, collecting information and submitting reports pertaining to the Mortgage Loans and to monies remitted to the Manager or the Company.

MANAGEMENT FEES

    The Manager will receive an annual base management fee equal to 1.0% of the first $500 million of Average Stockholders' Equity, plus 0.8% of the next $500 million of Average Stockholders' Equity, plus 0.6% of Average Stockholders' Equity exceeding $1 billion, calculated and paid quarterly, in arrears, based upon Average Stockholders' Equity for such quarter. The term "Average Stockholders' Equity" for any period means stockholders' equity, calculated in accordance with GAAP, excluding any mark-to-market adjustments of the investment portfolio. The Manager will not receive any management fee for the period prior to the sale of the shares of Common Stock offered hereby.

    The Manager also will be entitled to receive a quarterly incentive fee in an amount equal to 20% of the Net Income of the Company for the preceding fiscal quarter, in excess of the amount that would produce an annualized Return on Average Stockholders' Equity for such fiscal quarter equal to the Ten-Year U.S. Treasury Rate plus 1%. The term "Return on Average Stockholders' Equity" is calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Stockholders' Equity for the quarter. For such calculations, the "Net Income" of the Company means the taxable income of the Company within the meaning of the Code, less capital gains and capital appreciation included in taxable income, but before the Manager's fees and before deduction of dividends paid. The incentive fee payments to the Manager will be made before any income distributions are made to stockholders. As used in calculating the Manager's fee, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. The Ten-Year U.S. Treasury Rate is a commonly used index for calculating management fees of REITs similar to the Company and is the benchmark interest rate typically used in pricing Mortgage Securities.

    The incentive fee payable to the Manager may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would otherwise be the case if such fees did not include a "performance" component. Because the incentive fee is calculated and payable quarterly, losses or the failure to achieve income over the Ten-Year U.S. Treasury Rate plus 1% in one quarter will not offset gains in a subsequent quarter and the Manager is not required to repay any portion of the management fee as a result of losses in any quarter. Losses or gains in the value of the Company's portfolio will not affect the calculation of the incentive compensation, which is based on income. The Company will value its portfolio on a mark-to-market basis in accordance with GAAP. The Manager regularly will obtain third-party valuations of its portfolio. The Board of Directors, with the approval of a majority of Independent Directors, is authorized to change the rate at which fees are payable to the Manager from time to time. The Manager will be reimbursed for out-of-pocket expenses paid to third parties on behalf of the Company.

    The management fees are payable in arrears. The Manager's base and incentive fee and expenses will be calculated by the Manager within 45 days after the end of each quarter, and such calculation shall be promptly delivered to the Company. The Company is obligated to pay such fees and expenses within 15 days after delivery of such calculation.

STOCK OPTIONS AND OTHER AWARDS

    The Company has adopted the Stock Incentive Plan and options may be granted to the directors, officers and employees of the Company and the Manager under
the Stock Incentive Plan. Options to acquire       shares of Common Stock have
been granted to directors, officers and employees of the Manager. See "THE COMPANY--Stock Incentive Plan."

LIMITS OF RESPONSIBILITY

    Pursuant to the Management Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager and its directors and officers will not be liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the Manager and its directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS; CONFLICTS OF INTEREST

    The Company will be subject to various potential conflicts of interest involving the Manager and its Affiliates. The executive officers of the Company will be officers and employees of the Manager. A majority of the Company's directors have no business affiliations with the Manager, but were initially selected by the Manager. David A. Tepper, a director of the Company, is the indirect owner of a majority of the capital stock of the Manager.

    The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates from engaging in any business or rendering services of any kind to any other person, except that, during the term of the Management Agreement, the Manager may not manage another mortgage REIT without the prior approval of the Independent Directors. The Manager and its officers and employees advise and manage the Affiliated Funds, which invest in Mortgage Securities and have committed to invest in the Company's securities. See "PRIVATE PLACEMENT." The ability of the Manager and its officers and employees to engage in other business activities could reduce the time and effort the Manager spends on managing the Company's investment portfolio. The Manager and its officers and employees also may receive fees in connection with any investment by the Affiliated Funds in the Company. In addition, the incentive fee payable to the Manager by the Affiliated Funds or other clients may be higher than the fee paid by the Company, creating additional potential conflicts of interest.

    Many investments appropriate for the Company also will be appropriate for accounts of other clients the Manager advises, including the Affiliated Funds. The Manager will act in a manner which it considers fair and equitable in allocating investment opportunities among the Company and the other accounts it manages, including the Affiliated Funds. Situations may arise in which the investment activities of the Manager or the other accounts may disadvantage the Company, such as the inability of the market to fully absorb orders for the purchase or sale of particular securities placed by the Manager for the Company and its other accounts at prices and in quantities which would be obtained if the orders were being placed only for the Company. The Manager may aggregate orders of the Company with orders for its other accounts. Such aggregation of orders may not always be to the benefit of the Company with regard to the price or quantity executed.

    From time to time, one or more Affiliated Funds and the Manager's other clients may sell securities or other assets to, or purchase securities or other assets from, the Company. The Company's policy is that the approval of the Board of Directors, including a majority of its Independent Directors (with any interested director abstaining), is required for any Affiliate of the Company
(a) to have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the Company or in any transaction to which the Company is a party or has an interest or (b) to engage for his or her own account in realizing upon a corporate opportunity learned of solely as a result of his or her service to or representation of the Company.

    The incentive fee payable to the Manager is based upon the net income received by the Company. This may create an incentive for the Manager to recommend investments with greater income potential, which generally are riskier or more speculative than would be the case if such fees did not include a "performance" component. Such incentives may result in increased risk to the value of the Company's investment portfolio. See "Management Fees."

    The relationships between the Company, on the one hand, and the Manager and its Affiliates, on the other, will be governed by the Guidelines, which will be approved by a majority of the Independent Directors. The Guidelines establish certain parameters for the operations of the Company, including quantitative and qualitative limitations on the assets the Company may acquire. The Guidelines are designed to assist and instruct the Manager and to establish restrictions applicable to transactions with Affiliates of the Manager. Transactions with Affiliates of the Manager that fall within the provisions of the Guidelines need not be specifically approved by a majority of the Independent Directors. The Independent Directors, however, will review the Company's transactions on a quarterly basis to ensure compliance with the Guidelines. In conducting this review, the Independent Directors will rely primarily on information provided to them by the Manager.

    If the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Independent Directors will consider what corrective action, if any, should be taken. If the transaction is one with the Manager or an Affiliate of the Manager, then the Manager may be required to repurchase the asset at the purchase price to the Company. Moreover, if transactions are consummated that deviate from the Guidelines, then the Independent Directors will have the option, under the terms of the Management Agreement, to terminate the Management Agreement for cause.

    The Manager, its Affiliates and the Affiliated Funds have committed to purchase an aggregate of 1,014,068 shares of Common Stock as part of the Private Placement. See "PRIVATE PLACEMENT." This purchase will result in ownership by all such persons of approximately 6.3% of the total shares outstanding after the Offering, exclusive of the Underwriters' over-allotment option. The sale of the shares purchased in the Private Placement will be subject to a resale registration statement expected to be declared effective shortly following the closing of the Offering. The Manager and its directors, officers and employees will receive stock options pursuant to the Company's Stock Incentive Plan. See "THE COMPANY--Stock Incentive Plan."

    The Manager, its Affiliates and the Affiliated Funds may dispose of their shares any time after the lock-up period pursuant to the resale registration statement and otherwise in compliance with all applicable restrictions. See "UNDERWRITING" and "SHARES ELIGIBLE FOR FUTURE SALE."

    The market in which the Company expects to purchase Mortgage Assets is characterized by the rapid evolution of products and services, and thus, there may in the future be relationships among the Company, the Manager, and Affiliates of the Manager in addition to those described herein.

                                  THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the current directors and executive officers of the Company:

NAME                                                       AGE                    POSITION WITH THE COMPANY
-----------------------------------------------------      ---      -----------------------------------------------------
Michael L. Smirlock, Ph.D............................          41   Chairman of the Board, President, Chief Executive
                                                                    Officer and Director
Thomas G. Jonovich...................................          33   Chief Financial Officer and Treasurer
Peter T. Zimmermann..................................          31   Chief Operating Officer
Robert J. Gartner....................................          35   Vice President and Secretary
William Marshall, Ph.D...............................          51   Director(1)
David A. Tepper......................................          40   Director

------------------------

(1) To become a Director upon and subject to the closing of the Offering.

    For biographical information regarding the business background and experience of the Company's directors and officers other than Messrs. Tepper and Marshall, see "THE MANAGER".

    WILLIAM MARSHALL, PH.D. has been the Chief Operating Officer of NISA Investment Advisors since 1994. From 1991 to 1994 Mr. Marshall was the Senior Vice President of National Investment Services of America, Inc., a registered investment adviser.

    DAVID A. TEPPER is the chief principal and founder of Appaloosa which specializes in investments in high yield securities and Mortgage Securities. Before forming Appaloosa in 1993, Mr. Tepper was head trader in the High-Yield Department of Goldman, Sachs & Co. Mr. Tepper was a Director of the Stone Street Funds, a private investment fund, from 1987 to 1992, and managed the high-yield portion of those funds during that period. Mr. Tepper is the indirect majority owner of the Manager.

    The Company's Board of Directors will, upon closing of the Offering, consist of five directors, and at all times, a majority will be Independent Directors. The directors will be divided as evenly as possible into three classes, denominated Class I, Class II and Class III, with the terms of office of each class expiring at the 1998, 1999 and 2000 annual meeting of stockholders, respectively. At each annual meeting following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term to expire at the third succeeding annual meeting of stockholders after their election. The directors in each class are as follows:
Class I--       , Class II-- Messrs. Tepper and       , and Class III-- Messrs.
Smirlock and Marshall. All officers are appointed by and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors will have three standing committees: the Executive Committee, the Compensation Committee and the Audit Committee. Messrs. Smirlock and Tepper will serve on the Executive Committee which will be authorized to exercise the powers of the Board of Directors between meetings. However, the Executive Committee may not (i) amend the Charter or the Bylaws of the Company,
(ii) adopt an agreement of merger or consolidation, (iii) recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company's property and assets, (iv) recommend to the stockholders a dissolution of the Company or revoke a dissolution, (v) elect a director, (vi) declare a dividend or authorize the issuance of stock or (vii) agree to an amendment, modification, renewal or termination of the Management Agreement. The Independent Directors will serve on the Compensation Committee and the Audit Committee. The Compensation Committee will be responsible for recommending to the Board of Directors the Company's executive compensation policies for the Chief Executive

Officer and other senior officers and for administering the Stock Incentive Plan. See "--Stock Incentive Plan." The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

COMPENSATION OF DIRECTORS

    The Company will pay each non-employee director compensation of $20,000 per annum and a fee of $500 for each meeting of the Board of Directors that he attends. The Company will initially grant 300 options to each non-employee director, one-third of which will vest immediately, with an additional one-third vesting each year thereafter. The Company will reimburse each director for ordinary and necessary expenses related to such director's attendance at Board of Directors and committee meetings.

EXECUTIVE COMPENSATION

    The Company has not paid, and does not intend to pay, any annual compensation to the Company's executive officers for their services as executive officers. However, the Company may from time to time, in the discretion of the Board of Directors, grant options to purchase shares of the Company's Common Stock to the executive officers and directors pursuant to the Stock Incentive Plan. See "--Stock Incentive Plan."

STOCK INCENTIVE PLAN

    The Company adopted the 1997 Stock Incentive Plan (the "Stock Incentive Plan") in September 1997. The Stock Incentive Plan will be administered by the Compensation Committee. All employees and directors of, and consultants to, the Company, as may be determined from time to time by the Compensation Committee, as well as all employees and directors of the Manager, are eligible to receive awards under the Stock Incentive Plan (each, a "SIP Participant").

    Awards under the Stock Incentive Plan may include: (i) options to purchase shares of Common Stock, including incentive stock options, non-qualified stock options or both, which options may contain automatic reload features; (ii) stock appreciation rights, whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a Change of Control of the Company (as defined in the Stock Incentive Plan) or upon other events; (iii) restricted stock, in which Common Stock is granted to SIP Participants subject to restrictions on transferability and other restrictions, which lapse over time; (iv) deferred stock, in which delivery of Common Stock occurs upon expiration of a deferral period; (v) bonus stock, consisting of a right to receive Common Stock in an amount determined with reference to a fixed bonus amount; (vi) dividend equivalents, consisting of a right to receive cash, other awards or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. The Company currently does not intend to award any dividend equivalents and will not do so without the vote of the Compensation Committee.

    A total of 1,825,500 shares of Common Stock were authorized for issuance
under the Stock Incentive Plan. Not more than       shares of Common Stock may
be the subject of options granted to any individual during the duration of the Stock Incentive Plan. Prior to the Offering, the Company will grant options to
purchase an aggregate of       shares of its Common Stock to certain SIP
Participants.

    At the time a stock option is granted, the Compensation Committee, in its sole discretion, may designate whether the stock option is to be considered an incentive stock option or non-qualified stock option. Stock options with no such designation shall be deemed non-qualified stock options.

    The exercise price of an incentive stock option or a non-qualified stock option is fixed by the Compensation Committee at the date of grant; however, the exercise price under an incentive stock option must be at least equal to the fair market value of the Common Stock at the date of grant. Stock options become immediately vested and exercisable in full upon the occurrence of such special circumstances as in the opinion of the Board of Directors merit special consideration. The Company shall obtain such consideration for granting options under the Stock Incentive Plan as the Compensation Committee in its discretion may request. Each option may be subject to provisions to assure that any exercise or disposition of Common Stock will not violate federal and state securities laws.

    Stock options are exercisable for a duration determined by the Compensation Committee, but in no event more than ten years after the date of grant. Options shall be exercisable at such rate and times as may be fixed by the Compensation Committee on the date of grant. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a SIP Participant during any calendar year (under all stock incentive plans of the Company) shall not exceed $100,000; to the extent this limitation is exceeded, such excess options shall be treated as non-qualified stock options for purposes of the Stock Incentive Plan and the Code.

    No option may be granted under the Stock Incentive Plan after the day preceding the tenth anniversary of the adoption of the Stock Incentive Plan. No awards may be granted under the Stock Incentive Plan to any person who, assuming exercise or settlement of all options and rights held by such person, would own or be deemed to own more than 9.8%, in number of shares or value, of any class of capital stock of the Company.

    Payment of the purchase price for shares acquired upon the exercise of options may be made by any one or more of the following methods: in cash, by check, by delivery to the Company of shares of Common Stock already owned by the option holder, or by such other method as the Compensation Committee may permit from time to time. However, a holder may not use previously owned shares of Common Stock to pay the purchase price under an option, unless the holder has beneficially owned such shares for at least six months.

    Stock options terminate at the end of the 30th business day following the SIP Participant termination of employment or service. This period is extended to one year in the case of the disability or death of the SIP Participant and, in the case of death, the stock option is exercisable by the SIP Participant's estate. The post-termination exercise period for any individual may be extended by the Board of Directors, but not beyond the expiration of the original term of the option.

    The options granted under the Stock Incentive Plan contain anti-dilution provisions which will automatically adjust the number of shares subject to the option in the event of a stock dividend, split-up, conversion, exchange, reclassification or substitution. In the event of any other change in the corporate structure or outstanding shares of Common Stock, the Compensation Committee may make such equitable adjustments to the number of shares and the class of shares available under the Stock Incentive Plan or any outstanding option as it shall deem appropriate to prevent dilution or enlargement of rights.

    The Board of Directors or the Compensation Committee may at any time withdraw or amend the Stock Incentive Plan and may, with the consent of the affected holder of an outstanding award at any time withdraw or amend the terms and conditions of outstanding awards. Any amendment which would increase the number of shares issuable pursuant to the Stock Incentive Plan or to any individual thereunder or change the class of individuals to whom awards may be granted shall be subject to the approval of the stockholders of the Company.

OPTION GRANTS

    In connection with the Offering, options to acquire       shares of Common
Stock will be granted under the Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS

    No interlocking relationship exists between members of the Company's Board of Directors or the Compensation Committee or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock on the date hereof and as adjusted to reflect the sale of Common Stock being offered hereby and assuming the sale of all of the shares of Common Stock for which commitments to purchase have been received in connection with the Private Placement, by (i) each director and nominee for director, (ii) any person known to the Company to be the beneficial owner of five percent or more of the Common Stock and (iii) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                                    SHARES                    SHARES
                                                                                 BENEFICIALLY              BENEFICIALLY
                                                                                 OWNED PRIOR               OWNED AFTER
                                                                                      TO                       THE
                                                                                 OFFERING(2)                 OFFERING
                                                                           ------------------------  ------------------------
                                                                             NUMBER                    NUMBER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                     OF SHARES     PERCENT     OF SHARES     PERCENT
-------------------------------------------------------------------------  -----------  -----------  -----------  -----------
Michael L. Smirlock, Ph.D................................................       5,000          100%      72,000        *
Thomas G. Jonovich.......................................................      --           --            1,000        *
Peter T. Zimmermann......................................................      --           --           25,000        *
Robert J. Gartner........................................................      --           --           10,000        *
William Marshall, Ph.D...................................................      --           --            *            *
David A. Tepper..........................................................      --           --          833,000(3)        5.2%
All directors and executive officers as a group (5 persons)..............       5,000          100%     941,000          5.9%

------------------------

*   Less than one percent

(1) Unless otherwise indicated, the address of each beneficial owner is c/o LASER Mortgage Management, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Mr. Marshall's address is c/o NISA Investment Advisors, L.L.C., 150 N. Meramec, Suite 640, St. Louis, Missouri 63105.

(2) Does not include any shares for which commitments have been received from the directors and officers in the Private Placement. See "PRIVATE PLACEMENT."

(3) This number includes 730,000 shares of Common Stock beneficially held by the Affiliated Funds over which Mr. Tepper exercises dispositive control.

                           DIVIDEND REINVESTMENT PLAN

    The Company has adopted a Dividend Reinvestment Plan (the "DRP") to provide stockholders with a convenient method to automatically reinvest their cash dividends in, and, subject to the Board of Director's determination, make periodic cash subscriptions for, shares of the Company's Common Stock. The DRP
is being administered by                                  (the "Plan
Administrator"). The Plan Administrator keeps records, sends statements of account to each stockholder who participates in the DRP (the "DRP Participant"), provides safekeeping for the shares, and performs other duties related to the DRP. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the Capital Stock of the Company.

    All of the Company's stockholders owning at least 100 shares or a minimum optional subscription of $250, are eligible to participate in the DRP. Stockholders whose shares are registered in their own names may participate directly in the DRP. Stockholders who beneficially own shares that are registered in a name other than their own (I.E., in the name of a broker, bank or other nominee) must either make arrangements with their broker, bank or other nominee to participate in the DRP on their behalf or become the registered owner of the stock by having such shares transferred into their names. If shares are owned in the stockholder's own name, the stockholder may elect to participate in the DRP by requesting from the Company a Prospectus for the DRP and by completing and sending an authorization form to the Plan Administrator. If the stockholder beneficially owns shares registered in the name of a broker, bank or other nominee, the stockholder must contact such broker, bank or other nominee and ask them to participate in the DRP on the stockholder's behalf.

    The authorization form provides for the purchase of shares of the Company's Common Stock through the following investment options: (i) Full Dividend Reinvestment--the Plan Administrator will apply cash dividends paid on all the shares of Common Stock registered in the record owner's name(s) toward the purchase of shares of the Company's Common Stock; (ii) Partial Dividend Reinvestment--the Plan Administrator will apply cash dividends paid on only the number of participating shares specified on the Authorization Form toward the purchase of shares of the Company's Common Stock; or (iii) optional cash subscriptions. Shares purchased by the DRP will be automatically enrolled in the DRP so that the dividends paid on such shares will also be reinvested in additional shares of the Company's Common Stock.

    Stockholders will not be automatically enrolled in the DRP. Each stockholder desiring to participate in the DRP must complete and deliver to the Agent an enrollment form, which will be sent to each eligible stockholder following the effectiveness of the registration of the shares to be issued under the DRP. Participation in the DRP will commence with all dividends and distributions payable after receipt of a DRP Participant's authorization form; provided that the authorization form must be received by the Plan Administrator at least two business days prior to the record date for any dividends in order for any stockholder to be eligible for reinvestment of such dividends. A DRP Participant may terminate participation in the DRP at any time upon delivery of a written notice to that effect to the Plan Administrator; provided that the termination notice must be received by the Plan Administrator at least two business days prior to the record date for any dividends in order for the termination to be effective with respect to such dividends. Upon termination, the Plan Administrator will send to the DRP Participant certificates evidencing the whole shares in the DRP Participant's account and a check for any fractional shares based on the current market price of the Common Stock on the date of termination.

    The Company will pay to the Plan Administrator all dividends payable with respect to shares of Common Stock owned by DRP Participants, including shares and fractional shares previously acquired under the DRP. The Plan Administrator will apply such funds towards the purchase of the Company's Common Stock for the DRP Participant's account either directly from the Company or on the open market, as instructed by the Company. The price of the shares purchased by the Plan Administrator directly from the Company will be the then-current Average Market Price or at a discount thereto at the discretion of the Company. The "Average Market Price" is the average of the daily high and low sales prices, computed to seven decimal places, of the Company's Common Stock on the NYSE during the pricing period (the ten days on which the NYSE is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant investment date). In the case of purchases on the open market, the price will be the weighted average purchase price of the Company's Common Stock purchased for the DRP in respect of the related investment date.

    Generally, the Company pays all costs relating to the administration and maintenance of the DRP. There will be no brokerage commission on shares purchased directly from the Company. With respect to purchases on the open market, the Plan Administrator shall pay brokerage commissions, administration costs and other charges in an amount determined by the prevailing rates at the time of purchase. Such commissions, administration costs and charges will be reimbursed by the Company, but in no event shall the Company pay commissions, administration costs or other charges which, when combined with any discount, exceed 5% of the fair market value of the stock at the time of purchase. A DRP Participant pays a $5.00 fee and brokerage commissions in the event the DRP Participant asks the Plan Administrator to sell all of the DRP Participant's shares, or a $15.00 fee and brokerage commissions for each partial sale.

    As soon as practical after the purchase of the shares has been completed, the Plan Administrator will send each DRP Participant a statement of account confirming the transaction and itemizing the previous reinvestment activity for the calendar year. DRP Participants will receive tax information annually for their personal records and to assist in the preparation of their federal income tax returns. DRP Participants will generally be treated as having received a dividend distribution equal to the fair market value of the DRP shares that are purchased with the DRP Participant's reinvested dividends generally on the date that the Company credits such shares to the DRP Participant's account, plus the brokerage commissions, if any, allocable to the purchase of such shares, and DRP Participants will have a tax basis in the shares equal to such value. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Stock in the Company. Stroock & Stroock & Lavan LLP has acted as Special Tax Counsel to the Company and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to the Company and to holders of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the U.S.) subject to special treatment under the federal income tax laws.

    The statements in this discussion, including the opinions of Stroock & Stroock & Lavan LLP referred to herein, are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSIDERATIONS TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company will elect to become subject to tax as a REIT under the REIT Provisions of the Code, for federal income tax purposes, commencing with the taxable year ending December 31, 1997. The Company currently expects that it will operate in a manner that will permit the Company to maintain its qualification as a REIT for the taxable year ending December 31, 1997, and in each taxable year thereafter. This treatment will permit the Company to deduct dividend distributions to its stockholders for Federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

    In the opinion of Special Tax Counsel to the Company, the Company will meet the requirements for qualification as a REIT under the Code commencing with the Company's taxable year ending December 31, 1997, and the Company's contemplated method of operation described in this Prospectus and as represented by the Company will enable it to continue to satisfy the requirements for such qualification. This opinion is based on various assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to certain factual matters. The continued qualification and taxation of the Company as a REIT will depend upon the Company's ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Code as discussed below.

    There can be no assurance, however, that the Company will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to federal income tax as a regular, domestic corporation, and its stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, the Company could be subject to potentially substantial income tax liability in respect of each taxable year that it fails to qualify as a REIT, and the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

REQUIREMENTS FOR QUALIFICATION

    The following is a brief summary of certain technical requirements that the Company must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code:

    STOCK OWNERSHIP TESTS

    The capital stock of the Company must be transferable stock held, beginning with its January 1, 1998 taxable year, by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less then 12 months), and no more than 50% of the value of such capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the taxable year. Tax-exempt entities, other than private foundations, certain unemployment compensation trusts and certain charitable trusts generally are not treated as individuals for these purposes. The Company expects that it will satisfy the capital stock ownership requirements immediately following the Offering. In addition, the Charter provide restrictions regarding the transfer of the Company's shares to assist in meeting the stock ownership requirements. See "DESCRIPTION OF CAPITAL STOCK."

    ASSET TESTS

    The Company must generally meet the following asset tests (the "REIT Asset Tests") at the close of each quarter of each taxable year:

        (a) at least 75% of the value of the Company's total assets must consist of Interests in Real Property (as defined below), interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of real estate assets (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), shares of other REITs, government securities, temporary investments in stock or debt instruments closing the one year period following the Company's receipt of certain new capital cash and cash items (the "75% Asset Test"). For purposes of the 75% Asset Test, the term "Interest in Real Property" includes an interest in Mortgage Loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property); and

        (b) the value of securities held by the Company but not taken into account for purposes of the 75% Asset Test must not exceed (i) 5% of the value of the Company's total assets in the case of securities of any one issuer, or (ii) 10% of the outstanding voting securities of any such issuer.

    The Company expects that any Subordinate Interests, IOs, Inverse IOs, and temporary investments that it acquires generally will be treated as qualifying assets for purposes of the 75% Asset Test, except to the extent that less than 95% of the assets of a REMIC in which the Company owns an interest consists of real estate assets and the Company's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% Asset Test. Mortgage Loans also will be treated as qualifying assets for purposes of the 75% Asset Test to the extent that the principal balance of each Mortgage Loan does not exceed the value of the associated real property. In addition, the Company does not expect that the value of any security of any one entity would exceed 5% of the Company's total assets, and the Company does not expect to own more than 10% of any one issuer's voting securities. The Company also may purchase regular interests in a Financial Asset Securitization Investment Trust (a "FASIT") which will be treated as qualifying assets for purposes of the 75% Asset Test, except to the extent that less than 95% of the assets of a FASIT consists of real estate assets and the Company's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% Asset Test.

    The Company will monitor the status of the assets that it acquires to assure compliance with the REIT Asset Tests and has represented that it will manage its portfolio to comply with such tests.

    If the Company should fail to satisfy the REIT Asset Tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the REIT Asset Tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the REIT Asset Test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    GROSS INCOME TESTS

    The Company must generally meet the following gross income tests (the "REIT Gross Income Tests") for each taxable year:

        (a) at least 75% of the Company's gross income must be derived from certain specified real estate sources including interest income on Mortgage Loans and gain from the disposition of qualified REIT real estate assets or "qualified temporary investment income," (I.E., income derived from "new capital" within one year of the receipt of such capital) (the "75% Gross Income Test"); and

        (b) at least 95% of the Company's gross income must be derived from dividends, interest, and gains from the sale of stock or other securities (including certain interest rate swap or cap agreements, options, forward rate agreements, and similar financial instruments entered into to reduce the interest rate risk with respect to debt incurred to acquire qualified REIT real estate assets) not held for sale in the ordinary course of business (the "95% Gross Income Test").

    For purposes of determining whether the Company complies with the 75% and 95% Gross Income Tests, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax. If the Company sells Mortgage Securities that it created through Mortgage Loan securitizations, the Company may recognize income that, if sufficient to cause the Company to be treated as a dealer in Mortgage Securities for federal income tax purposes, could constitute "prohibited transaction" income. See "--Taxation of the Company."

    Interest on obligations secured by mortgages on real property or on Interests in Real Property is qualifying income for purposes of the 75% Gross Income Test. Any amount includible in gross income with respect to a regular or residual interest in a REMIC or a regular interest in a FASIT generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC or a FASIT consists of real estate assets (determined as if the Company held such assets), the Company will be treated as receiving directly its proportionate share of the income of the REMIC or the FASIT. In addition, if the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company purchased the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% Gross Income Test.

    Most of the income that the Company recognizes with respect to its investments in Mortgage Loans will be qualifying income for purposes of both the 75% and 95% Gross Income Tests. This will include interest, original issue discount, and market discount income that the Company derives from its investments in Subordinate Interests, IOs and Inverse IOs.

    The Company may originate or acquire Mortgage Loans and securitize such loans through the issuance of non-REMIC CMOs. As a result of such transactions, the Company will retain an equity ownership interest in the Mortgage Loans that has economic characteristics similar to those of a Subordinate Interest. In addition, the Company may resecuritize Mortgage Securities (or non-REMIC CMOs) through the issuance of non-REMIC CMOs, retaining an equity interest in the Mortgage Securities used as collateral in the resecuritization transaction. Such transactions will not cause the Company to fail to satisfy the Gross Income Tests.

    The Company may receive income that is nonqualifying income for either the 75% Gross Income Test or both the 75% and 95% Gross Income Tests. For example,
(i) the loan amount of a Mortgage Loan may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% Gross Income Test, but not for purposes of the 75% Gross Income Test, (ii) the Company may hold an interest in a REMIC or in a FASIT less than 95% of the assets of which consist of real estate assets (determined as if the Company held such assets), in which case the Company's proportionate share of the income of the REMIC or FASIT may include income that is not qualifying income for purposes of the 75% or 95% Gross Income Tests and (iii) the Company may recognize foreign currency gain from non-dollar denominated loans which will not be qualifying income for purposes of the 75% and 95% Gross Income Tests.

    It is possible that, from time to time, the Company will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, forward contracts, and options. To the extent that the Company enters into a contract to hedge indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. To the extent that the Company hedges its capital assets, it is not entirely clear how the income from those transactions will be treated for purposes of the Gross Income Tests. It also is not clear how income or gain from dollar roll transactions will be treated for purposes of the 75% and 95% Gross Income Tests.

    To ensure that the Company does not violate the REIT Gross Income Tests, certain hedging activities, the creation of Mortgage Securities through securitizations, and dollar roll transactions may be conducted through a taxable subsidiary of the Company. To avoid a violation of the REIT Asset Tests, the Company would own only nonvoting preferred and common stock of the taxable subsidiary (other entities and/or individuals would own all of the voting common stock) and the value of the Company's investment in such a subsidiary would be limited to less than 5% of the value of the Company's total assets at the end of each calendar quarter. The taxable subsidiary would not elect REIT status and would distribute only net after-tax profits to its stockholders, including the Company.

DISTRIBUTION REQUIREMENT

    The Company generally must distribute to its stockholders an amount equal to at least 95% of the Company's REIT taxable income before deductions of dividends paid, excluding net capital gain and certain non-cash income including original issue discount and cancellation of indebtedness income.

    The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to (i) sell assets in adverse market conditions, (ii) distribute amounts that represent a return of capital, or (iii) distribute amounts that would otherwise be spent on future investments or repayment of debt.

TAXATION OF THE COMPANY

    In any year in which the Company qualifies as a REIT, the Company will generally not be subject to federal income tax on the portion of its REIT taxable income or capital gain which is distributed to its stockholders. The Company will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain. Beginning with the Company's 1998 taxable year, stockholders will be entitled to a credit against their federal income tax for their allocable share of tax paid by the Company on undistributed long-term capital gains so designated in a notice by the Company (which are treated as having been distributed to and subject to tax in the hands of the stockholders).

    Notwithstanding its qualification as a REIT, the Company may also be subject to tax in certain other circumstances. If the Company fails to satisfy either the 75% or the 95% Gross Income Test, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it generally will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% Gross Income Test. The Company also will be subject to a tax of 100% on net income derived from a "prohibited transaction," and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to Federal income tax on such income at the highest corporate income tax rate. In addition, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year, the Company would be subject to a 4% Federal excise tax on the excess of such required distribution over the amounts actually distributed during the taxable year, plus any undistributed amount of ordinary and capital gain net income from the preceding taxable year. The Company also may be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

    Further, if the Company were to sell Mortgage Securities that it created through securitization of Mortgage Loans or to sell Mortgage Assets or hedging instruments on a regular basis, there is a substantial risk that such assets would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Although the Company does not presently intend to make regular sales of such Mortgage Securities or other assets, if this intention changes in the future, any such regular sales would only be made through a taxable subsidiary formed for such purpose. Any such subsidiary would not be subject to this 100% tax, which is only applicable to REITs.

    If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, the Company also would be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

    The Company intends to monitor on an ongoing basis its compliance with the REIT requirements described above. To maintain its REIT status, the Company will be required to limit the types of assets that the Company might otherwise acquire, or hold certain assets at times when the Company otherwise might have determined that the sale or other disposition of such assets would have been more prudent.

TAXATION OF STOCKHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S.

stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gain from the sale of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. stockholder has held his Common Stock. Stockholders' bases in their shares will be increased by undistributed long-term capital gains so designated by the Company less the taxes thereon paid by the Company and credits to stockholders. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the U.S. stockholder. In addition, any distribution declared by the Company in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the U.S. stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

    U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a U.S. stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify U.S. stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

    The Company does not expect to acquire or retain (other than through taxable subsidiaries) residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as UBTI. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular Tax Exempt Entities, are urged to consult with their tax advisors concerning this issue.

    The Company intends to enter into master reverse repurchase agreements with secured lenders known as "counterparties." Typically, such master reverse repurchase agreements have cross-collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the cross-collateralization provisions of the master reverse repurchase agreements result in the Company being treated as if it issued debt instruments with differing maturity dates secured by a pool of Mortgage Assets the Company would be subject to the "taxable mortgage pool" rules and a portion of its income would be characterized as "excess inclusion income." Special Tax Counsel has advised the

Company that the master repurchase agreements may be structured, and the Company intends to structure such agreements, in a manner which should not cause the Mortgage Assets to be treated as a taxable mortgage pool. No assurance can be given, however, that the Company will be able to structure the master reverse repurchase agreements in this manner, or that the Service might not successfully maintain that the Mortgage Assets collateralizing such master reverse repurchase agreements constitute a taxable mortgage pool.

    The Company's investment in Subordinate Interests and certain types of Mortgage Securities may cause it under certain circumstances to recognize taxable income in excess of its economic income and to experience an offsetting excess of economic income over its taxable income (or losses) in later years. As a result, stockholders, from time to time, may be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company receives phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, I.E., before such income is realized by the stockholders in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, his before-tax return on his investment would be 10%, and his after-tax return would be 7%. However, if the same investor purchased stock of the Company at a time when the before-tax rate of return was 10%, his after-tax compounded rate of return on his stock might be somewhat less than 7% as a result of the Company's phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease. The Company will consider the potential effects of phantom income on its taxable stockholders in managing its investments.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

    In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. Lower capital gains rates will apply to individuals who have held such stock for more than eighteen months. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

    A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on long-term capital gains applicable to individuals is 28% with respect to a capital asset held more than 12 months and not more than 18 months, and, generally, 20% for capital assets held for more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Company will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. The Treasury Department issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. stockholders (as defined below). The proposed regulations would alter the current system of backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%,
(ii) the Company qualifies as a REIT by reason of the modification of the rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust for purposes of certain stock ownership tests, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, FOREIGN AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to Non-U.S. stockholders that are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. stockholder's conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Treasury Department issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements.

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

STATE AND LOCAL TAXES

    The Company and its stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

                              ERISA CONSIDERATIONS

    The following is a summary of material considerations arising under ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser subject to ERISA. The discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code that may be relevant to particular stockholders in light of their particular circumstances.

    The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

    Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to Title I of ERISA (a "Plan") should consider carefully whether an investment in the Common Stock is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require a Plan's investment to be (i) prudent and in the best interests of the plan, its participants, and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the plan's portfolio. A fiduciary also should take into account the nature of the Company's business, the management of the Company, the length of the Company's operating history, the fact that certain investment assets may not have been identified yet, and the possibility of the recognition of UBTI. See "RISK FACTORS--Legal, Tax and Other Risks--Taxable Mortgage Pool Risk; Increased Taxation to Tax Exempt Entities and Other Investors."

    The fiduciary of an IRA or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

STATUS OF THE COMPANY UNDER ERISA

    The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code apply to an entity because one or more investors in the equity interests in the entity is a Plan. A Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

    If the assets of the Company are deemed to be "plan assets" under ERISA, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets, (ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each Plan that acquires Common Stock, and transactions involving the Company's assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest,
(iii) a fiduciary exercising his investment discretion over the assets of a Plan to cause it to acquire or hold the Common Stock could be liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

    The "Plan Asset Regulations" generally provide that when a Plan acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

    The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the Offering occurred). The Common Stock is being sold in an offering registered under the Securities Act and will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company anticipates that upon completion of the Offering, the Common Stock will be "widely held."

    The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with the Offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as not affecting that finding include: (i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and (iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Charter on the transfer of the Company's stock will not result in the failure of the Common Stock to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Stock that are not enumerated in the Plan Asset Regulations as those not affecting free transferability, and no assurance can be given that the DOL or the Treasury Department will not reach a contrary conclusion.

    Assuming that the Common Stock will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Stock, the shares of Common Stock should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any Plan, IRA or non-ERISA Plan that invests in the Common Stock.

    Without regard to whether the assets of the Company are considered plan assets, fiduciaries of Plans should consider the application of the prohibited transaction provisions of ERISA and the Code in making their decision to purchase the Common Stock, as such acquisition may be a sale or exchange of property between a Plan and a party in interest or disqualified person. A "party in interest" or "disqualified person" with respect to an Plan or with respect to a Plan subject to Section 4975 of the Code is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction. In this regard Prohibited Transaction Class Exemption 75-1 may be applicable.

    A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN OR IRA.

                    CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS
                         AND REAL PROPERTY INVESTMENTS

    There are a number of legal considerations involved in the acquisition of Mortgage Loans or the foreclosure and sale of defaulted Mortgage Loans (whether individually or as part of a series of Mortgage Securities). The following discussion provides general summaries of certain legal aspects of Mortgage Loans and real property. Because such legal aspects are governed by applicable state law (which laws vary from state to state), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states where the property is located.

GENERAL

    Each Mortgage Loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are herein collectively referred to as "mortgages." A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

TYPES OF MORTGAGE INSTRUMENTS

    There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee, to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties. The grantor (the borrower) conveys title to the real property to the grantee (the lender), generally with a power of sale, until such time as the debt is repaid. The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust and the grantee's authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

LEASES AND RENTS

    Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

    The potential payments from a property may be less than the periodic payments due under the mortgage. For example, the net income that would otherwise be generated from the property may be less than the amount that would be needed to service the debt if the leases on the property are at below-market rents, the market rents have fallen since the original financing, vacancies have increased, or as a result of excessive or increased maintenance, repair or other obligations to which a lender succeeds as landlord.

    SECONDARY FINANCING: DUE-ON-ENCUMBRANCE PROVISIONS

    Some Mortgage Loans may have no restrictions on secondary financing, thereby permitting the borrower to use the mortgaged property as security for one or more additional loans. Some Mortgage Loans may preclude secondary financing (often by permitting the first lender to accelerate the maturity of its loan if the borrower further encumbers the mortgaged property) or may require the consent of the senior lender to any junior or substitute financing, however, such provisions may be unenforceable in certain jurisdictions under certain circumstances.

    Where the borrower encumbers the mortgaged property with one or more junior items, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Second, acts of the senior lender which prejudice the junior lender or impair the junior lender's security may create a superior equity in favor of the junior lender. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with, delay and in certain circumstances even prevent the taking of action by the senior lender. Fourth, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceeding by the senior lender.

    DUE-ON-SALE PROVISIONS

    The enforceability of due-on-sale clauses has been the subject of legislation or litigation in many states, and in some cases, typically involving single family residential mortgage transactions, the enforceability has been limited or denied. The Garn-St. Germain Depository Institutions Act of 1982 (the "Garn-St. Germain Act") preempts state constitutional, statutory and case law that prohibits the enforcement of due-on-sale clauses and permits leaders to enforce those clauses in accordance with their terms, subject to certain exceptions. As a result, due-on-sale clauses have become generally enforceable except in those states whose legislatures exercised their authority to regulate the enforceability of such clauses with respect to certain Mortgage Loans. The Garn-St. Germain Act does "encourage" lenders to permit assumption of loans at the original rate of interest or at some other rate less than the average of the original rate and the market rates.

    Under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and, under certain circumstances, may be eliminated in any modified mortgage resulting from such bankruptcy proceeding.

CONDEMNATION AND INSURANCE

    The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgage or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or if the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, be applied to the indebtedness of a junior mortgage or trust deed to the extent the junior mortgage or deed of trust so provides. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgagee or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired.

FORECLOSURE

    GENERAL

    Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at a public auction to satisfy the indebtedness.

    Foreclosure procedures vary from state to state. Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, such as strict foreclosure, but they are either infrequently used or available only in limited circumstances.

    JUDICIAL FORECLOSURE

    A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete. When the lender's right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

    NON-JUDICIAL FORECLOSURE/POWER OF SALE

    Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale pursuant to a power of sale typically granted in the deed of trust. A power of sale also may be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a non-judicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender's expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

    EQUITABLE LIMITATIONS ON ENFORCEABILITY OF CERTAIN PROVISIONS

    U.S. courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles generally are designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property.

    Even if the lender is successful in the foreclosure action and is able to take possession of the property, the costs of operating and maintaining a property may be significant and may be greater than the income derived from that property, especially for commercial and multifamily property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing homes, convalescent homes or hospitals may be particularly significant because of the expertise, knowledge and with respect to nursing or convalescent homes, regulatory compliance, required to run such operations and the effect which foreclosure and a change in ownership may have with respect to consent requirements and on the public's and the industry's (including franchisers) perception of the quality of such operations. The lender also commonly will obtain the services of a real estate broker and pay the broker's commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of the property may not equal the lender's investment in the property. Moreover, because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

    The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a "due-on-sale" clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

    POST-SALE REDEMPTION

    In a majority of states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. In some states, the borrower retains possession of the property during the statutory redemption period. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee's sale under a deed of trust.

    ANTI-DEFICIENCY LEGISLATION

    Any commercial or multi-family residential Mortgage Loans acquired by the Company are likely to be nonrecourse loans, as to which recourse in the case of default will be limited to the property and such other assets, if any, that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust or by non-judicial means. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists may choose to proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

    COOPERATIVES

    Mortgage Loans may be secured by a security interest on the borrower's ownership interest in shares, and the proprietary leases appurtenant thereto (or cooperative contract rights), allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative's building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions (including transfer restrictions) under the governing documents of the cooperative, and the shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease but such recognition agreements may not have been obtained in the case of all the Mortgage Loans secured by cooperative shares (or contract rights).

    Under the laws applicable in many states, "foreclosure" on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the Uniform Commercial Code (the "UCC") and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a "commercially reasonable" manner, which may be dependent upon, among other things, the notice given to the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender's security interest. A recognition agreement, however, generally provides that the lender's right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

BANKRUPTCY LAWS

    Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out such junior lien. Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances. For example, the outstanding amount of the loan may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender's security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Other modifications may include the reduction in the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or by an extension (or shortening) of the term to maturity.

    Federal bankruptcy law also may have the effect of interfering with or affecting the ability of the secured lender to enforce the borrower's assignment of rents and leases related to the mortgaged property. Under Section 362 of the Bankruptcy Code, the lender will be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue could be time-consuming, with resulting delays in the lender's receipt of the rents. In addition, the Bankruptcy Code has been amended to provide that a lender's perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary "based on the equities of the case."

    In a bankruptcy or similar proceeding, action may be taken seeking the recovery as a preferential transfer of any payments made by the mortgagor under the related mortgage loan to the owner of such mortgage loan. Payments on long-term debt may be protected from recovery as preferences if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

    A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept.

    Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagee have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

    The Company's acquisition of real property, particularly real estate owned ("REO") property, may be affected by many of the considerations applicable to mortgage loan lending. For example, the Company's acquisition of certain property at foreclosure sales could be affected by a borrower's post-sale right of redemption. In addition, the Company's ability to derive income from real property will generally be dependent on its receipt of rent payments under leases of the related property. The ability to collect rents may be impaired by the commencement of a bankruptcy proceeding relating to a lessee under such lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition. In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court, (i) assume the lease and retain it or assign it to a third party or (ii) reject the lease. If the lease is assumed, the trustee or debtor-in-possession (or assignee, if applicable) must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor's damages for lease rejection to the rent reserved by the lease (without regard to acceleration) for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease.

DEFAULT INTEREST AND LIMITATIONS ON PREPAYMENTS

    Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

    The Company may invest in Mortgage Loans which contain a "debt-acceleration" clause, which permits the lender to accelerate the full debt upon a monetary or non-monetary default of the borrower. The courts of most states will enforce clauses providing for acceleration in the event of a material payment default after giving effect to any appropriate notices. The equity courts of any state, however, may refuse to foreclose a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the acceleration unconscionable. Furthermore, in some states, the borrower may avoid foreclosure and reinstate an accelerated loan by paying only the defaulted amounts and the costs and attorneys' fees incurred by the lender in collecting such defaulted payments.

    State courts also are known to apply various legal and equitable principles to avoid enforcement of the forfeiture provisions of installment contracts. For example, a lender's practice of accepting late payments from the borrower may be deemed a waiver of the forfeiture clause. State courts also may impose equitable grace periods for payment of arrearage or otherwise permit reinstatement of the contract following a default. Not infrequently, if a borrower under an installment contract has significant equity in the property, equitable principles will be applied to reform or reinstate the contract or to permit the borrower to share the proceeds upon a foreclosure sale of the property if the sale price exceeds the debt.

FORFEITURES IN DRUG AND RICO PROCEEDINGS

    Federal law provides that property owned by persons convicted of drug-related crimes or of criminal violations of the Racketeer Influenced and Corrupt Organizations ("RICO") statute can be seized by the government if the property was used in, or purchased with the proceeds of, such crimes. Under procedures contained in the Comprehensive Crime Control Act of 1984 (the "Crime Control Act"), the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties "known to have an alleged interest in the property," including the holders of Mortgage Loans.

    A lender may avoid forfeiture of its interest in the property if it establishes that: (i) its mortgage was executed and recorded before commission of the crime upon which the forfeiture is based, or (ii) the lender was, at the time of execution of the mortgage, "reasonably without cause to believe" that the property was used in, or purchased with the proceeds of, illegal drug or RICO activities.

ENVIRONMENTAL RISKS

    GENERAL

    The Company will be subject to environmental risks when taking a security interest in real property, as well as when it acquires any real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the risk of the diminution of the value of a contaminated property or as discussed below, liability for the costs of compliance with environmental regulatory requirements or the costs of clean-up or other remedial actions. These compliance or clean-up costs could exceed the value of the property or the amount of the lender's loan. In certain circumstances, a lender could determine to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for compliance or clean-up costs.

    CERCLA

    The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict liability on present and past "owners" and "operators" of contaminated real property for the costs of clean-up. A secured lender may be liable as an "owner" or "operator" of a contaminated mortgaged property if agents or employees of the lender have become sufficiently involved in the management of such mortgaged property or the operations of the borrower. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. The magnitude of the CERCLA liability at any given contaminated site is a function of the actions required to address adequately the risks to human health and the environment posed by the particular conditions at the site. As a result, such liability is not constrained by the value of the property or the amount of the original or unamortized principal balance of any loans secured by the property. Moreover, under certain circumstances, liability under CERCLA may be joint and several--I.E., any liable party may be obligated to pay the entire cleanup costs regardless of its relative contribution to the contamination.

    The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 (the "1996 Lender Liability Act") provides for a safe harbor for secured lenders from CERCLA liability even though the lender forecloses and sells the real estate securing the loan, provided the secured lender sells "at the earliest practicable, commercially reasonable time, at commercially reasonable terms, taking into account market conditions and legal and regulatory requirements." Although the 1996 Lender Liability Act provides significant protection to secured lenders, it has not been construed by the courts and there are circumstances in which actions taken could expose a secured lender to CERCLA liability. And, the transferee from the secured lender is not entitled to the protections enjoyed by a secured lender. Hence, the marketability of any contaminated real estate continues to be suspect.

    CERTAIN OTHER FEDERAL AND STATE LAWS

    Many states have environmental clean-up statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, underground storage tanks are commonly found on a wide variety of commercial and industrial properties. Federal and state laws impose liability on the owners and operators of underground storage tanks for any cleanup that may be required as a result of releases from such tanks. These laws also impose certain compliance obligations on the tank owners and operators, such as regular monitoring for leaks and upgrading of older tanks. The Company may become a tank owner or operator and subject to compliance obligations and potential cleanup liabilities, either as a result of becoming involved in the management of a site at which a tank is located or, more commonly, by taking title to such a property. Federal and state laws also obligate property owners and operators to maintain and, under some circumstances, to remove asbestos-containing building materials and lead-based paint. As a result, the presence of these materials can increase the cost of operating a property and thus diminish its value. In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

    Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property.

    SUPERLIEN LAWS

    Under the laws of many states, contamination of a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a "superlien."

    ADDITIONAL CONSIDERATIONS

    The cost of remediating environmental contamination at a property can be substantial. To reduce the likelihood of exposure to such losses, the Company will not acquire title to a mortgaged property or take over its operation unless, based on an environmental site assessment prepared by a qualified environmental consultant, it has made the determination that it is appropriate to do so. The Company expects that it will organize a special purpose subsidiary to acquire any environmentally contaminated real property.

    ENVIRONMENTAL SITE ASSESSMENTS

    In addition to possibly allowing a lender to qualify for the innocent landowner defense (see "-- Environmental Risks--CERCLA" above), environmental site assessments can be a valuable tool in anticipating, managing and minimizing environmental risk. They are commonly performed in many commercial real estate transactions.

    Environmental site assessments vary considerably in their content and quality. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because an exhaustive environmental assessment would be far too costly and time-consuming to be practical. Nevertheless, it is generally helpful in assessing and addressing environmental risks in connection with commercial real estate (including multi-family properties) to have an environmental site assessment of a property because it enables anticipation of environmental problems and, if agreements are structured appropriately, can allow a party to decline to go forward with a transaction.

APPLICABILITY OF USURY LAWS

    Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V") provides that state usury limitations shall not apply to certain types of residential (including multi-family) first Mortgage Loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

AMERICANS WITH DISABILITIES ACT

    Under Title 111 of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE COMPANY'S CHARTER AND BYLAWS

    The following summary of certain provisions of the Maryland General Corporation Law (the "MGCL") and of the Charter and the Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Charter and the Bylaws of the Company contain certain provisions that could discourage, impede or impair acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increases the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. See "DESCRIPTION OF CAPITAL STOCK--Repurchase of Shares and Restrictions on Transfer" and "RISK
FACTORS--Legal, Tax and Other Risks--Ownership Limitation May Restrict Business Combination Opportunities."

STAGGERED BOARD OF DIRECTORS

    The Charter and the Bylaws divide the Board of Directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the Board of Directors will make it more difficult for stockholders to change the composition of the Board of Directors because only a minority of the directors can be elected at once. The Company believes, however, that the staggered Board of Directors will help to ensure continuity and stability of the Company's management and policies. The classification provisions could also discourage a third party from accumulating the Company's stock or attempting to obtain control of the Company, even though this attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Common Stock at a higher price than might otherwise be available.

NUMBER OF DIRECTORS, REMOVAL, FILLING VACANCIES

    The Charter and Bylaws provide that the number of directors will be five and may be changed by a majority of the entire Board of Directors. In addition, the Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies may be filled by a majority of the remaining directors, though less than a quorum, except vacancies created by the increase in the number of directors, which only may be filled by a vote of the stockholders or a majority of the entire Board of Directors. Accordingly, the Board of Directors could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorship with such stockholder's own nominees. The Charter provides that, subject to the rights of any class or series separately to elect one or more directors, directors may be removed only for cause upon the affirmative vote of a majority of holders of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for director or bring other business before an annual meeting of stockholders of the Company (the

"Stockholders Notice Procedure"). The Bylaws provide that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting, at which directors are to be elected, will be eligible for election as directors of the Company, and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by or at the direction of, the Chairman or the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business (other than business to be included in the Company's Proxy Statement under the Commission's Rule 14a-8) to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Charter and the Bylaws do not give the Board of Directors power to block stockholder nominations for the election of directors or proposals for action, they may have the effect of discouraging stockholders from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met and deterring third parties from soliciting proxies for a non-management slate of directors or proposals, without regard to the merits of such slate or proposals.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS

    The Charter provides that, in determining what is in the best interest of the Company in a business combination or certain change of control events, a director of the Company shall consider the best interests of the Company and the stockholders of the Company and, in his or her discretion, also may consider (i) the interests of the Company's employees, suppliers, creditors and tenants; (ii) the economy of the nation; (iii) community and societal interests; and (iv) both the long-term and short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. Pursuant to this provision, the Board of Directors may consider subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

    The Charter provides that the Board of Directors may create and authorize the Company to issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Directors. The provision is intended to confirm the Board of Directors' authority to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Charter provides that the Company may issue up to 100,000,000 shares of capital stock, consisting of 75,000,000 shares of Common Stock, par value $0.001, and 25,000,000 shares of Preferred Stock, par value $0.01 (the "Preferred Stock"). Upon completion of the Offering, 16,019,068 shares of Common Stock will be issued and outstanding (or 18,255,000 shares if the Underwriters' over-allotment option is exercised in full), and 1,825,500 shares of Common Stock will be reserved for issuance upon exercise of options, and no Preferred Stock will be issued and outstanding.

COMMON STOCK

    All outstanding shares of Common Stock will be duly authorized, fully paid and nonassessable upon the Closing. Subject to the preferential rights of any other shares or series of shares of capital stock, holders of Common Stock are entitled to receive dividends if and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay quarterly dividends.

    Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each holder of Common Stock has the right to cast one vote for each share of stock for a candidate.

PREFERRED STOCK

    Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of the holders of Common Stock. The Board could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of such shares of Common Stock. As of the date hereof, no shares of Preferred Stock are outstanding. The Charter provides that the Board of Directors may classify or reclassify any unissued capital stock from time to time. Thus, the Company may in the future increase the number of authorized shares of Preferred Stock.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

    Two of the requirements of qualification for the tax benefits afforded by the REIT Provisions of the Code are that (i) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "5/50 Rule") and (ii) there must be at least 100 stockholders during 335 days of each taxable year of 12 months.

    So that the Company may meet these requirements at all times, the Charter prohibits any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.8% in value of the aggregate of the outstanding shares of Common Stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the

Company. For this purpose, the term "ownership" is defined in accordance with the REIT Provisions of the Code and the constructive ownership provisions of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

    For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (I.E., "reattribution"). Thus, for purposes of determining whether a person holds shares of Common Stock in violation of the ownership limitation set forth in the Charter, many types of entities may own directly more than the 9.8% limit because such entities' shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of Common Stock actually or beneficially owned, but also any shares of Common Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Common Stock owned by a person who individually owns less than 9.8% of the shares outstanding nevertheless may be in violation of the ownership limitations set forth in the Charter. Ownership of shares of the Company's Common Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. It is contemplated that, following the Offering, the Company will have greater than 100 stockholders of record.

    The Charter further provides that any transfer of shares of Common Stock that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit, or (b) from and after the earlier of January 1, 1998 and the date of closing of the sale of Common Stock pursuant to the Offering (the "One Hundred Stockholder Date"), result in the shares of stock being beneficially owned (within the meaning Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to such shares. Any purported transfer of shares that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities." Excess Securities will automatically be deemed to have been transferred by operation of law to a trust to be established by the Company for the exclusive benefit of a charitable organization, until such time as the trustee of the trust, which shall be a banking institution designated as trustee by the Company, which is unaffiliated with either the Company or the purported transferee, retransfers the Excess Securities. Subject to the Ownership Limit, Excess Securities may be transferred by the trust to any person (if such transfer would not result in Excess Securities) at a price not to exceed the price paid by the purported transferee, the fair market value of the Excess Securities on the date of the purported transfer), at which point the Excess Securities will automatically cease to be Excess Securities. See "RISK FACTORS--Legal, Tax and Other Risks" and "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Requirements for Qualification."

    Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors has the right, in its sole discretion, pursuant to the Company's Charter to waive the Ownership Limit for, and at the request of, a purchaser of the Common Stock. In connection with any such waiver, the Company may require that the stockholder requesting such a waiver enter into an agreement with the Company providing for the repurchase by the Company of shares from the stockholder under certain circumstances to ensure compliance with the REIT Provisions of the Code. Such repurchase would be at fair market value as set forth in the agreement between the Company and such stockholder. The consideration received by the stockholder in such repurchase might be characterized as the receipt by the stockholder of a dividend from the Company, and any stockholder entering into such an agreement with the Company should consult its tax advisor in connection with its entering into such an agreement. At present, the Company does not intend to waive the Ownership Limit for any purchaser of shares of the Common Stock.

    Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required by the Company's Charter to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

    The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Common Stock to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Common Stock.

INDEMNIFICATION

    The Company's Charter obligates the Company to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

LIMITATION OF LIABILITY

    As permitted by the MGCL, the Company's Charter obligates the Company to indemnify its present and former directors and officers and to pay or reimburse reasonable expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Company's Charter.

    The MGCL permits the Charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and to its stockholders for money damages, except to the extent that
(i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contain a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law as amended or interpreted.

BUSINESS ACQUISITION STATUTES

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation which, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or was an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, or by an affiliate or associate of the Interested Stockholder, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to "control shares."

    A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to absence of voting rights, as of the date of the last "control share acquisition" or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the "control share acquisition," and certain limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of "control share acquisitions."

    The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the charter or bylaws of the corporation adopted prior to the acquisition of the shares. The Company has adopted a provision in its Bylaws that exempts the Company's shares of Common Stock from application of the "control shares acquisition" statute. No assurance can be given, however, that such Bylaw provision may not removed at any time by amendment of the Bylaws.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Sales of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's future ability to raise capital through an offering of equity securities.

    Upon the closing of the Offering, the Company will have reserved for issuance upon exercise of options 1,825,500 shares of Common Stock. The 15,000,000 shares of Common Stock issued in the Offering will be freely tradable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), of the Company without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Charter. See "DESCRIPTION OF CAPITAL STOCK--Repurchase of Shares and Restrictions on Transfer."

    In general, pursuant to Rule 144 under the Securities Act as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 under the Securities Act also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k) under the Securities Act without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    The 1,014,068 shares of Common Stock sold in the Private Placement are "restricted securities" for purposes of Rule 144 under the Securities Act. However, the Company will file and seek to have declared effective a resale registration statement covering the sale of such shares in the public market. Following expiration of the applicable lock-up restrictions discussed in "UNDERWRITING," these shares will be available for sale in the public market, subject to Rule 144 manner of sale and volume limitations in the case of Affiliates. See "PRIVATE PLACEMENT."

    At the closing of the Offering, options to purchase       shares will be
outstanding. Shortly after the Offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan. Shares of Common Stock issued upon exercise of options under the Registration Statement on Form S-8 will be available for sale in the public market, subject to Rule 144 manner of sale and volume limitations in the case of Affiliates and subject to any lock-up restrictions discussed in "UNDERWRITING."

                                  UNDERWRITING

    The underwriters of the Offering of the Common Stock (the "Underwriters"),
for whom Bear, Stearns & Co. Inc. and       are acting as representatives (the
"Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their name below:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
--------------------------------------------------------------------------------  ------------
Bear, Stearns & Co. Inc. .......................................................

                                                                                  ------------
Total...........................................................................    15,000,000
                                                                                  ------------
                                                                                  ------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company has been advised that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to
exceed $         per share. The selected dealers may reallow a concession to
certain other dealers not to exceed $         per share. After the initial
offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

    In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

    The Company has granted the Underwriters options to purchase up to 2,250,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. Such options may be exercised at any time until 30 days after the date of this Prospectus. To the extent the Underwriters exercise such options, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    Prior to the Offering, there has been no public market for the Common Stock. Application has been made to list the Common Stock on the NYSE. Consequently, the public offering price was determined by negotiation between the Company and the Underwriter. Among the factors considered in such negotiations were the nature of the Company's business, its prospects and management, and the general conditions of the securities markets at the time of the Offering. There can be no assurance, however, that the prices at which the shares will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriter.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    In connection with the Offering, the Company, each of its officers and directors and certain other stockholders who have purchased in the Private Placement has agreed that they will not, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or securities exchangeable or exercisable for, or convertible into, shares of Common Stock or other capital stock for a period of 180 days after the date of this Prospectus, except (i) with the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters, and (ii) in the case of the Company, for issuance under the terms of the Stock Incentive Plan.

    In connection with the Offering, the Affiliated Funds have agreed not to, directly or indirectly, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock for a period of 60 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., with one-quarter of the total number of shares held by the Affiliated Funds released from these restrictions each successive month following such 60-day period.

                               PRIVATE PLACEMENT

    The Company received commitments on September 15, 1997 for the purchase, in a private placement, of 1,014,000 shares of Common Stock at the initial public offering price from certain officers, directors, employees and Affiliates of the Company and the Manager. Consummation of the Private Placement is contingent only upon and will occur simultaneous with the closing of the Offering. The shares sold in the Private Placement were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

    The Company has agreed that it will file and use its best efforts to have declared effective a resale registration statement covering the sale of the shares purchased in the Private Placement. These shares will be subject to certain lock-up restrictions as described in "UNDERWRITING" but will be available for public sale following expiration of such restrictions.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York, and for the Underwriters by Cadwalader, Wickersham & Taft, New York, New York. Certain matters relating to Maryland law have been passed upon by for the Company by Miles &

Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain tax matters will be passed upon by Stroock & Stroock & Lavan LLP, New York, New York, as Special Tax Counsel.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (of which this Prospectus forms a part) under the Securities Act with respect to the Common Stock offered pursuant to the Prospectus. This Prospectus contains summaries of the material terms of the documents referred to herein and therein, but does not contain all of the information set forth in the Registration Statement pursuant to the rules and regulations of the Commission. For further information, reference is made to such Registration Statement and the exhibits thereto. Such Registration Statement and exhibits as well as reports and other information filed by the Company can be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located as follows: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission. The Web site is located at http://www.sec.gov. Application has been made to list the Company's Common Stock on the NYSE. Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

    The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal requirements, if any, holders of Common Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accounts, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                 INDEX OF TERMS

11(th) District Index..............         34
1996 Lender Liability Act..........         70
5/50 Rule..........................         74
55% Requirement....................         16
75% Asset Test.....................         52
75% Gross Income Test..............         53
95% Distribution Requirement.......         15
95% Gross Income Test..............         12
ADA................................         71
Advisers Act.......................         38
Affiliated Funds...................         14
Affiliates.........................         79
Agency Certificates................          3
Appaloosa..........................         38
ARM................................         34
Average Market Price...............         49
Average Stockholders' Equity.......         41
Board of Directors.................         38
Bylaws.............................         27
CERCLA.............................         69
Charter............................          6
CMOs...............................          3
Code...............................          3
Commission.........................         16
Commitments........................         32
Common Stock.......................          1
Company............................          3
control shares.....................         77
control share acquisition..........         77
Crime Control Act..................         69
dealer property....................         55
DOL................................         60
DRP................................         49
DRP Participant....................         49
ERISA..............................         18
excess inclusion...................         17
Excess Securities..................         18
Exchange Act.......................         61
Exempt Organizations...............         58
FASIT..............................         52
FHA................................         35
FHLMC..............................          3
FHLMC Certificates.................         33
FNMA...............................          3
FNMA Certificates..................         34
GAAP...............................         23
GAAP income........................         25
Garn-St. Germain Act...............         64
GNMA...............................          3
GNMA Certificates..................         35
GSAM...............................         38
Guidelines.........................         27
haircut............................          9
High Quality.......................          4
HUD................................         33
Independent Directors..............          6
Interest in Real Property..........         52
Interested Stockholder.............         77
Inverse IOs........................         11
Investment Company Act.............         16
IOs................................         35
IRA................................         18
MGCL...............................         18
Management Agreement...............          5
Manager............................          3
margin call........................         29
Master Servicer....................         30
Mortgage Assets....................          3
Mortgage Derivatives...............          3
Mortgage Loans.....................          3
Mortgage Securities................          3
Mortgage Seller....................         13
Net Income.........................         41
Non-U.S. stockholders..............         58
Non-ERISA Plan.....................         66
NYSE...............................          1
Offering...........................          1
One Hundred Stockholder Date.......         75
Order..............................         39
Ownership Limit....................         17
Pass-Through Certificates..........          3
passive activity losses............         56
phantom income.....................         17
Plan...............................         60
Plan Administrator.................         49
Plan Asset Regulations.............         61
POs................................         35
Preferred Stock....................         74
Privately-Issued Certificates......          3
prohibited transaction.............         53
purported transfer.................         18
purported transferee...............         18
Qualified Real Estate Assets.......          3
Qualified REIT Subsidiaries........         29
Qualifying Interests...............         16
Rating Agencies....................          4
REIT...............................          3
REIT Asset Tests...................         52
REIT Gross Income Tests............         58
REIT Provisions of the Code........          5
REO................................         68
Representatives....................         80
Return on Average Stockholders'
  Equity...........................         41
RICO...............................         69
Securities Act.....................          1
SIP Participant....................         45
Service............................          6
Special Tax Counsel................          6
Stock Incentive Plan...............         45
Stockholders Notice Procedure......         73
Sub IOs............................         11
Subordinate Interests..............          3
Taxable Income.....................         23
taxable mortgage pool..............         16
Ten-Year U.S. Treasury Rate........         41
Title V............................         71
U.S. stockholder...................         56
UBTI...............................          4
UBTI Percentage....................         58
UCC................................         67
Underwriters.......................         80
Underwriting Agreement.............         80
yield curve........................         10

                                   APPENDIX A

                            PAST PERFORMANCE RESULTS

    The Manager expects to employ an operating and investment strategy for the Company similar to the investment strategy currently employed by the Manager's investment professionals for the Manager's other clients. The Manager currently manages over $300 million of capital invested primarily in $3.9 billion of Mortgage Securities, similar to those in which the Company will be investing. This capital is invested in three pooled investment funds, with approximately 114 investors of record, some of whom, for pooled investment vehicles sold offshore, act as nominees for multiple eligible investors. This Appendix sets forth composite past performance results for these funds.

    The Manager's investment strategy with respect to these funds has been to create a portfolio of High-Quality Mortgage Assets that generates income while minimizing interest rate exposure. However, consistent with maintaining the Company's status as a REIT for federal income tax purposes and its exemption from registration under the Investment Company Act, certain differences will exist between the operating and investment strategy employed for these funds and the strategy which will be employed for the Company. For example, the Company's ability to actively trade, finance through dollar rolls and dynamically hedge will be limited by the REIT Provisions of the Code. In addition, requirements to hold Mortgage Assets to meet the 55% Requirement and the 75% Asset and Gross Income Tests will limit the Company's investment options. The costs associated with hedging in the Company are expected to be higher, which may affect gross returns.

    The following information sets forth the composite performance record of these funds for the periods indicated. The tables should be read in conjunction with the notes thereto. PAST PERFORMANCE DOES NOT GUARANTEE, AND IS NOT NECESSARILY INDICATIVE OF, FUTURE RESULTS. Prospective investors should recognize that there are certain differences between the investment policies applicable to these funds and those of the Company and that their fees and expenses also differ. Future performance of client accounts and that of the Company will differ.

    The total returns for fund accounts and certain other information, (i) without deduction of fees, (ii) net of fees and (iii) as adjusted to give effect to the Company's fee structure are shown below. Performance figures for a variety of relevant indices are also provided for comparative purposes. The performance data of the indices have been prepared from sources and data that the Company believes to be reliable, but no representation is made as to their accuracy.

                                           COMPOSITE RETURNS
                         -----------------------------------------------------
                                                           ADJUSTED                                           LIPPER
                                                         FOR ESTIMATED             MERRILL       LEHMAN      ADJUSTED
                                                          MANAGEMENT             1-2.99 YR.        MBS          ARM
                            GROSS        NET                 FEES                   INDEX         INDEX        INDEX
MONTH                        (A)         (B)                  (C)                    (D)           (E)          (F)
-----------------------  -----------  ---------  -----------------------------  -------------  -----------  -----------
Jul-94 (inception).....        0.04%      (0.04%)               (0.04%)                0.86%         2.00%        0.32%
Aug-94.................        1.75%       1.34%                1.47%                  0.35%         0.32%        0.00%
Sep-94.................        1.86%       1.42%                1.57%                 (0.23%)       (1.42%)      (0.19%)
Oct-94.................       (0.61%)     (0.70%)               (0.70%)                0.23%        (0.06%)      (0.15%)
Nov-94.................        1.02%       0.75%                0.90%                 (0.45%)       (0.31%)      (0.48%)
Dec-94.................        0.06%      (0.03%)               (0.03%)                0.23%         0.80%       (0.41%)

Jan-95.................       (0.34)      (0.42%)               (0.42%)                1.39%         2.14%        0.54%
Feb-95.................        1.70%       1.29%                1.44%                  1.37%         2.55%        1.01%
Mar-95.................        1.59%       1.20%                1.34%                  0.56%         0.47%        0.60%
Apr-95.................        1.70%       1.29%                1.43%                  0.89%         1.42%        0.65%
May-95.................        1.16%       0.86%                0.99%                  1.75%         3.15%        1.04%
Jun-95.................        2.13%       1.63%                1.75%                  0.54%         0.56%        0.08%

Jul-95.................        2.25%       1.59%                1.85%                  0.41%         0.17%        0.23%
Aug-95.................        1.52%       1.05%                1.28%                  0.60%         1.04%        0.57%
Sep-95.................        1.52%       1.05%                1.27%                  0.49%         0.88%        0.26%
Oct-95.................        2.25%       1.59%                1.85%                  0.84%         0.89%        0.06%
Nov-95.................        0.80%       0.51%                0.69%                  0.88%         1.14%        0.65%
Dec-95.................        1.29%       0.88%                1.08%                  0.77%         1.25%        0.44%

Jan-96.................        2.16%       1.53%                1.78%                  0.85%         0.75%        0.65%
Feb-96.................        1.56%       1.07%                1.29%                 (0.42%)       (0.83%)       0.08%
Mar-96.................        1.14%       0.76%                0.97%                 (0.09%)       (0.36%)       0.17%
Apr-96.................        1.78%       1.24%                1.48%                  0.08%        (0.28%)       0.28%
May-96.................        2.06%       1.45%                1.71%                  0.21%        (0.29%)       0.34%
Jun-96.................        1.53%       1.06%                1.29%                  0.72%         1.38%        0.57%

Jul-96.................        1.70%       1.18%                1.42%                  0.39%         0.37%        0.42%
Aug-96.................        1.87%       1.31%                1.56%                  0.34%         0.00%        0.37%
Sep-96.................        1.73%       1.20%                1.45%                  0.91%         1.67%        0.68%
Oct-96.................        2.02%       1.42%                1.67%                  1.13%         1.96%        0.75%
Nov-96.................        0.76%       0.47%                0.66%                  0.77%         1.43%        0.57%
Dec-96.................        1.31%       0.89%                1.10%                  0.00%        (0.52%)       0.39%

Jan-97.................        1.84%       1.29%                1.53%                  0.47%         0.74%        0.44%
Feb-97.................        1.51%       1.04%                1.27%                  0.23%         0.33%        0.48%
Mar-97.................        1.67%       1.16%                1.40%                 (0.04%)       (0.94%)       0.31%
Apr-97.................        1.72%       1.20%                1.44%                  0.82%         1.59%        0.70%
May-97.................        1.55%       1.07%                1.30%                  0.68%         0.98%        0.57%
Jun-97.................        1.69%       1.17%                1.41%                  0.69%         1.17%        0.58%

Jul-97.................        1.51%       1.04%                1.26%                  1.10%         1.88%        0.68%
Aug-97.................        1.56%       1.08%                1.30%                  0.09%        (0.24%)       0.23%


                          CAPITAL UNDER
MONTH                      MANAGEMENT
-----------------------  ---------------
                          (IN MILLIONS)
Jul-94 (inception).....     $    39.8
Aug-94.................     $    39.8
Sep-94.................     $    40.5
Oct-94.................     $    43.1
Nov-94.................     $    42.8
Dec-94.................     $    50.5
Jan-95.................     $    43.6
Feb-95.................     $    43.4
Mar-95.................     $    43.0
Apr-95.................     $    43.2
May-95.................     $    43.9
Jun-95.................     $    49.4
Jul-95.................     $    50.6
Aug-95.................     $    56.7
Sep-95.................     $    57.6
Oct-95.................     $    56.9
Nov-95.................     $    58.0
Dec-95.................     $    53.4
Jan-96.................     $    41.9
Feb-96.................     $    47.7
Mar-96.................     $    54.5
Apr-96.................     $    56.9
May-96.................     $    59.4
Jun-96.................     $    64.9
Jul-96.................     $    80.2
Aug-96.................     $    98.5
Sep-96.................     $   105.7
Oct-96.................     $   122.3
Nov-96.................     $   154.8
Dec-96.................     $   161.4
Jan-97.................     $   199.2
Feb-97.................     $   217.9
Mar-97.................     $   244.3
Apr-97.................     $   249.0
May-97.................     $   266.2
Jun-97.................     $   276.8
Jul-97.................     $   293.0
Aug-97.................     $   310.8

------------------------

                    COMPOSITE HISTORICAL PERFORMANCE RECORD

                                                                  COMPOSITE RETURNS
                                                         -----------------------------------
                                                                               ADJUSTED FOR     MERRILL      LEHMAN
                                                                                 ESTIMATED    1-2.99 YR.       MBS
                                                           GROSS       NET      MANAGEMENT       INDEX        INDEX
                                                            (A)        (B)        FEES(C)         (D)          (E)
                                                         ---------  ---------  -------------  -----------  -----------
ANNUAL RETURNS
1994 Return (6 mo.)....................................       4.17%      2.75%        3.19%         0.99%        1.30%
1995 Return............................................      19.03%     13.25%       15.53%        11.00%       16.79%
1996 Return............................................      21.47%     14.46%       17.56%         4.98%        5.35%
1997 Return Through Aug................................      13.83%      9.41%       11.45%         4.10%        5.62%

LIFE OF FUNDS RETURNS (JULY-94--AUG-97)
Total..................................................      71.43%     45.74%       56.34%        22.51%       31.64%
Annualized.............................................      18.56%     12.63%       15.15%         6.62%        9.07%
Risk Adjusted Return Ratio (g).........................       5.65x      3.96x        4.78x         0.75x        1.06x


                                                            LIPPER
                                                           ADJUSTED
                                                           ARM INDEX
                                                              (F)
                                                         -------------
ANNUAL RETURNS
1994 Return (6 mo.)....................................        (0.91%)
1995 Return............................................         6.30%
1996 Return............................................         5.39%
1997 Return Through Aug................................         4.06%
LIFE OF FUNDS RETURNS (JULY-94--AUG-97)
Total..................................................        15.52%
Annualized.............................................         4.66%
Risk Adjusted Return Ratio (g).........................        (0.58x)

------------------------

(a) Composite Gross Return is calculated without reduction of any fees charged by the Manager. These figures must be read in conjunction with the column setting forth Composite Net Return.

(b) Composite Net Return is calculated by reducing Composite Gross Return (the aggregate return, including mark-to-market gains or losses for the period, divided by the beginning net capital of the period) by the highest fee charged by the Manager during the relevant period. The Manager's actual fee formulas ranged from a 1% base management fee plus a 20% incentive fee based on total returns after the base fee to a 1.5% base management fee plus a 25% incentive fee based on total returns after the base fee.

(c) Return as Adjusted for Estimated Management Fees is calculated by reducing Composite Gross Return by the estimated fees payable under Manager's proposed fee schedule. These returns are not necessarily indicative of the actual returns which might have been achieved by the Company.

(d) The Merrill 1-2.99 Year Index is a market capitalization weighted index including all U.S. Treasury Notes and Bonds with maturities greater than or equal to one year and less than three years, but excluding U.S. Treasury Bills, stripped U.S. Treasury securities and index-linked bonds. The index is equally weighted and adjusted for distributions and capital gains. The index is unmanaged and is calculated without reduction of any fees.

(e) The Lehman Mortgage-Backed Securities Index is a market value-weighted index that tracks the daily price, coupon paydown and total return performance of publicly traded, fixed rate Agency Certificates. The index is unmanaged and is calculated without reduction of any fees.

(f) The Lipper Adjusted ARM Index is comprised of the ten largest ARM mutual funds as of December 31 of the prior year. The index is equally weighted and adjusted for distributions and capital gains. An ARM mutual fund is an investment company which invests more than 65% of its assets in ARMs.

(g) The Risk-Adjusted Return Ratio is the Sharpe risk-adjusted ratio which takes a portfolio's volatility, as measured by its standard deviation of return, into account. The higher the ratio, the better the portfolio's risk-adjusted return. The ratio is calculated by subtracting the risk-free Treasury bill return from the portfolio's return and then dividing the difference by the portfolio's overall standard deviation of return.

    The following graph shows the Return as Adjusted for Estimated Management Fees and cumulative compounded returns for the period since inception through August 1997.

                         CUMULATIVE COMPOUNDED RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             Pro-Forma Net  Merrill 1-2.96           Lehman   Lipper Adjusted
               REIT Return       Yr. Index   Mortgage Index         ARM Index
Jul-94              -0.04%           0.66%            2.00%             0.32%
Aug-94               1.43%           1.21%            2.32%             0.32%
Sep-94               3.02%           0.96%            0.87%             0.13%
Oct-94               2.30%           1.21%            0.81%            -0.02%
Nov-94               3.22%           0.78%            0.48%            -0.50%
Dec-94               3.19%           0.98%            1.30%            -0.91%
Jan-95               2.76%           2.39%            3.46%            -0.37%
Feb-95               4.24%           3.50%            6.10%             0.63%
Mar-95               5.63%           4.38%            6.60%             1.23%
Apr-95               7.14%           5.31%            8.12%             1.89%
May-95               8.20%           7.18%           11.59%             2.98%
Jun-95              10.10%           7.73%           12.15%             3.04%
Jul-95              12.14%           8.17%           12.36%             3.27%
Aug-95              13.57%           8.82%           13.51%             3.85%
Sep-95              15.01%           9.35%           14.51%             4.12%
Oct-95              17.14%          10.27%           15.53%             4.19%
Nov-95              17.95%          11.24%           16.84%             4.86%
Dec-95              19.22%          12.10%           18.30%             5.33%
Jan-96              21.34%          13.05%           19.20%             6.02%
Feb-96              22.81%          12.87%           18.21%             8.10%
Mar-96              24.10%          12.47%           17.73%             8.28%
Apr-96              25.94%          12.57%           17.45%             6.57%
May-96              28.08%          12.80%           17.10%             6.94%
Jun-96              29.75%          13.81%           18.72%             7.55%
Jul-96              31.59%          14.06%           18.15%             8.00%
Aug-96              33.64%          14.45%           19.15%             8.40%
Sep-96              35.58%          15.48%           21.15%             9.14%
Oct-96              37.84%          16.79%           23.62%             9.85%
Nov-96              38.75%          17.68%           25.29%            10.58%
Dec-96              40.28%          17.88%           24.63%            11.01%
Jan-97              42.42%          18.23%           25.56%            11.08%
Feb-97              44.23%          18.50%           25.98%            12.04%
Mar-97              46.25%          18.46%           24.79%            12.38%
Apr-97              48.36%          19.43%           26.79%            13.17%
May-97              50.28%          20.24%           28.02%            13.81%
Jun-97              52.41%          21.07%           29.62%            14.47%
Jul-97              54.33%          22.40%           31.98%            15.28%
Aug-97              56.33%          22.51%           31.64%            16.52%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           3
Risk Factors....................................           9
Use of Proceeds.................................          21
Capitalization..................................          22
Dividend and Distribution Policy................          23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          24
Business........................................          26
Description of Assets...........................          32
The Manager.....................................          38
The Company.....................................          44
Principal Stockholders..........................          48
Dividend Reinvestment Plan......................          49
Certain Federal Income Tax Considerations.......          51
ERISA Considerations............................          60
Certain Legal Aspects of Mortgage Loans and Real
  Property Investments..........................          63
Certain Provisions of Maryland Law and the
  Company's Charter and Bylaws..................          72
Description of Capital Stock....................          74
Shares Eligible for Future Sale.................          79
Underwriting....................................          80
Private Placement...............................          81
Legal Matters...................................          81
Additional Information..........................          82
Index of Terms..................................          83
Appendix A--Past Performance Results............         A-1

                                 --------------

    UNTIL       , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               15,000,000 SHARES

                                 LASER MORTGAGE
                                MANAGEMENT, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses estimated to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below:

SEC registration fee...............................................  $  78,410
NASD filing fee....................................................  $  26,375
NYSE listing fee...................................................  $   *
Director's and Officer's insurance.................................  $   *
Legal fees and expenses............................................  $   *
Accounting fees and expenses.......................................  $   *
Blue Sky qualification fees and expenses (including counsel
  fees)............................................................  $   *
Printing and engraving fees........................................  $   *
Transfer Agent and Registrar fees..................................  $   *
Miscellaneous......................................................  $   *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   To be completed by amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

    On September 15, 1997, the Registrant received commitments for the purchase of 1,014,068 shares of Common Stock at the initial public offering price from certain directors, officers, employees and Affiliates of the Company and the Manager. These sales are contingent upon and will be consummated concurrent with the closing of the Offering. The foregoing shares were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    On September 15, 1997, the Registrant received commitments for the purchase of 1,014,068 shares of Common Stock from certain directors, officers, employees and Affiliates of the Company and the Manager. The foregoing shares were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law provides that a Maryland corporation may indemnify any director (and any person who, while a director of the corporation, is or was serving at the request of the corporation as director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan), is made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) the director actually received an improper personal benefit in money, property or services; or, (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. If the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceedings in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of such proceeding or as otherwise ordered by a court. The law also permits the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

    The law also permits for comparable indemnification for corporate officers and agents.

    The Registrant's Charter provides that its directors and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

    The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

    Policies of insurance may be obtained and maintained by the Company under which its directors and officers, will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements:

    (b) Exhibits:

EXHIBIT NUMBER                                                  EXHIBIT
-----------------  -------------------------------------------------------------------------------------------------

          1.1      Form of Underwriting Agreement*

          3.1      Charter of the Registrant

          3.2      Bylaws of the Registrant

          4.1      Specimen Common Stock Certificate*

          5.1      Opinion of Stroock & Stroock & Lavan LLP (including consent)*

          8.1      Opinion of Stroock & Stroock & Lavan LLP as to certain tax matters (including consent)*

         10.1      Form of 1997 Stock Incentive Plan*

         10.2      Management Agreement between the Company and Laser Capital LLC*

         10.3      Form of Dividend Reinvestment Plan*

         23.1      Consent of Stroock & Stroock & Lavan LLP (to be included in Exhibits 5.1 and 8.1)*

         24.1      Power of Attorney (included in the signature page)

         99.1      Consent to be named as a proposed Director.

------------------------

*   To be filed by amendment.

ITEM 37. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the Underwriters specified in the Underwriting Agreement at the closing, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement, relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey on the 15th day of September, 1997.

                                LASER MORTGAGE MANAGEMENT, INC.

                                By:           /s/ MICHAEL L. SMIRLOCK
                                     -----------------------------------------
                                                Michael L. Smirlock
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael L. Smirlock his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chief Executive Officer,
   /s/ MICHAEL L. SMIRLOCK        Chairman of the Board and
------------------------------    Director (principal        September 15, 1997
     Michael L. Smirlock          executive officer)

     /s/ DAVID A. TEPPER
------------------------------  Director                     September 15, 1997
       David A. Tepper

                                Chief Financial Officer and
    /s/ THOMAS G. JONOVICH        Treasurer (principal
------------------------------    financial and accounting   September 15, 1997
      Thomas G. Jonovich          officer)

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION OF DOCUMENT
-------------  -----------------------------------------------------------------------------------------------------

        1.1    Form of Underwriting Agreement*

        3.1    Charter of the Registrant

        3.2    Bylaws of the Registrant

        4.1    Specimen Common Stock Certificate*

        5.1    Opinion of Stroock & Stroock & Lavan LLP (including consent)*

        8.1    Opinion of Stroock & Stroock & Lavan LLP as to certain tax matters (including consent)*

       10.1    Form of 1997 Stock Incentive Plan*

       10.2    Management Agreement between the Company and Laser Capital LLC*

       10.3    Form of Dividend Reinvestment Plan*

       23.1    Consent of Stroock & Stroock & Lavan LLP (to be included in Exhibits 5.1 and 8.1)*

       24.1    Power of Attorney (included in the signature page)

       99.1    Consent to be named as a proposed Director.

------------------------

*   To be filed by amendment.